                                                                    EXHIBIT 99.1

                           ASSET PURCHASE AGREEMENT

                                  dated as of

                                 July 21, 1998

                                     among


                             COMCAST CORPORATION,


                     IDS/JONES GROWTH PARTNERS 87-A, LTD.,


                           JONES CABLE CORPORATION,

                            JONES INTERCABLE, INC.

                                      and

                           JONES INTERNATIONAL, LTD.

                              TABLE OF CONTENTS
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                              ARTICLE 1

                             DEFINITIONS


     Section 1.1.   Definitions.................................    1

                              ARTICLE 2

                          PURCHASE AND SALE

     Section 2.1.   Purchase and Sale...........................    9
     Section 2.2.   Excluded Assets.............................   11
     Section 2.3.   Assumption of Liabilities...................   12
     Section 2.4.   Excluded Liabilities........................   12
     Section 2.5.   Purchase Price..............................   13
     Section 2.6.   Closing.....................................   15
     Section 2.7.   Allocation of Purchase Price................   16


                              ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF SELLER AND JCC

     Section 3.1.   Existence and Power; Affiliates.............   16
     Section 3.2.   Authorization...............................   16
     Section 3.3.   Governmental Authorization..................   16
     Section 3.4.   Non-Contravention...........................   17
     Section 3.5.   Required Consents; Franchise Approvals......   17
     Section 3.6.   Financial Statements........................   17
     Section 3.7.   Absence of Certain Changes..................   17
     Section 3.8.   Properties..................................   19
     Section 3.9.   Sufficiency of and Title to the Assets......   20
     Section 3.10.  No Undisclosed Liabilities..................   20
     Section 3.11.  Litigation..................................   21
     Section 3.12.  Material Contracts..........................   21
     Section 3.13.  Affiliates..................................   22
     Section 3.14.  Insurance Coverage..........................   22
     Section 3.15.  Compliance..................................   23
     Section 3.16.  Receivables.................................   23
     Section 3.17.  Intellectual Property.......................   23
     Section 3.18.  Finders' Fees...............................   23
     Section 3.19.  Environmental Compliance....................   24
     Section 3.20.  Authorizations and CATV Instruments.........   24
     Section 3.21.  Technical Compliance........................   25
     Section 3.22.  Additional FCC Matters......................   26
     Section 3.23.  Federal Aviation Authority..................   26
     Section 3.24.  Subscriber and Revenue Data.................   26
     Section 3.25.  Legality of Signal Carriage.................   27
     Section 3.26.  Certain System Information..................   28
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                                i
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     Section 3.27.  No Impediments to Business..................   28
     Section 3.28.  Full Disclosure.............................   29

                              ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF JONES

     Section 4.1.   Organization and Existence..................   29
     Section 4.2.   Corporate Authorization.....................   29
     Section 4.3.   Governmental Authorization..................   29
     Section 4.4.   Non-Contravention...........................   29
     Section 4.5.   Litigation..................................   29
     Section 4.6.   Full Disclosure.............................   30

                              ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF JCC

     Section 5.1.   Organization and Existence..................   30
     Section 5.2.   Corporate Authorization.....................   30
     Section 5.3.   Governmental Authorization..................   30
     Section 5.4.   Non-Contravention...........................   30
     Section 5.5.   Litigation..................................   30
     Section 5.6.   Full Disclosure.............................   30

                              ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF BUYER

     Section 6.1.   Organization and Existence..................   31
     Section 6.2.   Corporate Authorization.....................   31
     Section 6.3.   Governmental Authorization..................   31
     Section 6.4.   Non-Contravention...........................   31
     Section 6.5.   Finders' Fees...............................   31
     Section 6.6.   Litigation..................................   31
     Section 6.7.   Full Disclosure.............................   31

                              ARTICLE 7

     COVENANTS OF SELLER, JCC, JONES AND JONES INTERCABLE

     Section 7.1.   Conduct of the Business.....................   32
     Section 7.2.   Access to Information.......................   35
     Section 7.3.   Notices of Certain Events...................   35
     Section 7.4.   Noncompetition..............................   35
     Section 7.5.   Use of Seller's Name........................   36
     Section 7.6.   Capital Leases..............................   37
     Section 7.7.   Consents; Estoppel Certificates.............   37
     Section 7.8.   Agreement to Consult........................   37
     Section 7.9    Transitional Billing Services...............   37
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                                   ii
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     Section 7.10.  No Solicitation.............................   37
     Section 7.11.  SEC Filings.................................   38
     Section 7.12.  JCC Recommendation..........................   39
     Section 7.13.  Vote of Partners of Seller..................   39
     Section 7.14.  Schedules...................................   39
     Section 7.15.  Fees for Environmental Assessment...........   39
     Section 7.16.  City of Roseville Franchise.................   39
     Section 7.17.  Termination of Revolving Credit and Term
                    Loan Agreement and Security Interests.......   40
     Section 7.18.  Waiver of JCC Right of First Refusal........   40
     Section 7.19.  Stoddard/Pacific #2 Agreement...............   40
     Section 7.20.  Pole Attachment Agreements..................   40
     Section 7.21.  Assignment by Jones Intercable..............   40
     Section 7.22.  Maidu Center Payment........................   40
     Section 7.23.  Easement....................................   41

                              ARTICLE 8

                      COVENANTS OF BOTH PARTIES

     Section 8.1.   Best Efforts; Further Assurances............   41
     Section 8.2.   Certain Filings.............................   41
     Section 8.3.   Public Announcements........................   42

                              ARTICLE 9

                            TAX MATTERS

     Section 9.1.   Tax Definitions.............................   42
     Section 9.2.   Tax Representations.........................   43
     Section 9.3.   Tax Cooperation and Other Tax Matters.......   43

                              ARTICLE 10

                          EMPLOYEE BENEFITS

     Section 10.1.  Employee Benefits Definitions...............   45
     Section 10.2.  Employee Benefits Representations...........   45
     Section 10.3.  Employees and Offers of Employment..........   47
     Section 10.4.  Seller's Employee Benefit Plans.............   48
     Section 10.5.  No Third Party Beneficiaries................   49

                              ARTICLE 11

                        CONDITIONS TO CLOSING

     Section 11.1.  Conditions to the Obligations of Each Party.   50
     Section 11.2.  Conditions to Obligation of Buyer...........   50
     Section 11.3.  Conditions to Obligation of Seller..........   52
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                                   iii
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                              ARTICLE 12

                           SURVIVAL; INDEMNIFICATION

     Section 12.1.  Survival....................................   53
     Section 12.2.  Indemnification.............................   53
     Section 12.3.  Conduct of Indemnification Proceedings......   53
     Section 12.4   Establishment of Losses.....................   54
     Section 12.5   Payment of Losses...........................   55
     Section 12.6   Limitation on Indemnity Claims..............   55

                              ARTICLE 13

                             TERMINATION

     Section 13.1.  Termination.................................   55
     Section 13.2.  Effect of Termination.......................   56
     Section 13.3.  Break-Up Fee................................   56

                              ARTICLE 14

                            MISCELLANEOUS

     Section 14.1.  Notices.....................................   56
     Section 14.2.  Amendments and Waivers......................   57
     Section 14.3.  Expenses....................................   57
     Section 14.4.  Successors and Assigns......................   57
     Section 14.5.  Governing Law...............................   58
     Section 14.6.  Specific Performance; Remedies Cumulative...   58
     Section 14.7.  Counterparts; Effectiveness.................   58
     Section 14.8.  Entire Agreement; Third Party Beneficiaries.   58
     Section 14.9.  Captions....................................   58

Exhibit A -- Guarantee
Exhibit B -- Form of Assumption and Assignment Agreement
Exhibit C -- Form of Bill of Sale

                                   iv
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                                   SCHEDULES
                                   ---------

Schedule 2.2                            Programming Agreements and
                                        Retransmission Consent Agreements to
                                        be Assumed; Excluded Assets

Schedule 2.5(b)(iv)                     Estimated Purchase Price Adjustments

Schedule 2.5(b)(v)                      Final Purchase Price Adjustments

Schedule 3.1                            Affiliates of Seller

Schedule 3.5(a)                         Required Consents

Schedule 3.5(b)                         Franchise Approvals

Schedule 3.7                            Absence of Certain Changes

Schedule 3.8(a)                         Real Property

Schedule 3.8(b)                         Personal Property

Schedule 3.8(d                          Liens

Schedule 3.10                           Undisclosed Liabilities

Schedule 3.11                           Litigation

Schedule 3.12(a)                        Material Contracts and Purchase Orders

Schedule 3.12(c)                        Bulk Billed Agreements

Schedule 3.13                           Affiliates

Schedule 3.15                           Compliance

Schedule 3.14                           Insurance Coverage

Schedule 3.16                           Accounts Receivable Aging

Schedule 3.18                           Finders' Fees

Schedule 3.19                           Environmental Compliance

Schedule 3.20                           Authorizations and CATV Instruments

Schedule 3.22                           Additional FCC Matters

Schedule 3.24(a)                        Subscriber Information and Revenue Data

Schedule 3.24(e)                        System Rates

Schedule 3.24(f)                        FCC Notices to Subscribers

Schedule 3.25                           Legality of Signal Carriage

Schedule 3.26                           Certain System Information


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
Schedule 3.27                           Impediments to Business

Schedule 9.2                            State Tax Returns

Schedule 10.2(c)                        Employment, Severance and Similar
                                        Agreements and Policies

Schedule 10.2(f)                        Transferred Employees - Retirement and
                                        Severance Benefits

Schedule 10.2(g)                        Compliance with ERISA

                              ASSET PURCHASE AGREEMENT



       AGREEMENT dated as of July ___, 1998 among Comcast Corporation, a Pennsylvania corporation ("BUYER"), IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership ("SELLER") and for purposes of Articles 3 and 5 and Sections 7.4, 7.9, 7.10, 7.11, 7.12 and 7.13 hereof, Jones Cable Corporation, a Colorado corporation ("JCC") and for purposes of Article 4 and Sections 7.4 and
7.10 hereof, Jones International, Ltd., a Colorado corporation ("JONES") and for purposes of Sections 7.4, 7.10, 7.18 and 7.21 hereof, Jones Intercable, Inc., a Colorado corporation ("JONES INTERCABLE").



                              W I T N E S S E T H :



       WHEREAS, Seller owns and operates the cable television business in and around the Franchise Areas (as defined below) (the "SYSTEM");

       WHEREAS, JCC controls Seller and desires to enter into this Agreement to induce Buyer to acquire the System as provided herein;

       WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions contained in this Agreement, substantially all of the assets, rights, privileges, interests, business and properties owned, leased, used, useful or held for the use by Seller in connection with the System;

       WHEREAS, JCC is a wholly owned subsidiary of Jones Intercable, and Jones Intercable has determined that it is in its best interest to guarantee certain obligations of Seller as provided herein and has executed and delivered to Buyer that certain Guaranty of even date herewith and attached hereto as Exhibit A.

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1


                                  DEFINITIONS


       Section 1.1.  DEFINITIONS.  (a) The following terms, as used herein, have
                     -----------
the following meanings:

       "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

       "AUTHORIZATIONS" means all Federal Authorizations and all Other Authorizations.

       "BASIC SUBSCRIBER" means as of any date and for each Franchise Area served by the System, without duplication, the aggregate of all of the following that are receiving Limited Basic Service provided by the System: (a) private residential customer accounts that are billed by individual unit (regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings) (excluding "second connects" or "additional outlets," as such terms are commonly understood in the CATV industry), each of which shall be counted as one Basic Subscriber, and (b) all commercial, bulk-billed and other accounts not billed by individual unit, such as hotels, motels, apartment houses and multi-family homes, provided that the number of "Basic Subscribers" serviced by each such account shall be deemed to be an amount equal to the quotient of (x) the aggregate monthly revenue received from the provision of Limited Basic Service or Tier One Service from such accounts, in each case for the last calendar month (or, if applicable, the last billing period) preceding the date of determination, divided by (y) the Monthly Predominant Rate. Notwithstanding the foregoing, the term "Basic Subscriber" shall not include any subscriber, whether a private residential, commercial or bulk-billed subscriber, who:

       (1) with respect to a private residential subscriber, is receiving the Limited Basic Service or Tier One Service at less than the standard rate for the applicable service as set forth on Schedule 3.24(e) (as such Schedule is updated
                                   ----------------
as of the Closing Date), and with respect to commercial or bulk-billed subscribers, is receiving the Limited Basic Service or Tier One Service at less than the rates set forth in the applicable agreement to provide service to a commercial subscriber or the applicable bulk-billed agreement, as appropriate;

       (2) has not been receiving such service for at least sixty (60) consecutive days immediately prior to the date of determination;

       (3) has not paid for at least two (2) months' consecutive service at standard rates as set forth on Schedule 3.24(e) for the period immediately
                               ----------------
preceding the date of determination (together with subscribers described in the immediately preceding clause (2), "PROVISIONAL SUBSCRIBERS");

       (4) is more than sixty (60) days delinquent from the date of billing on any amount due to Seller (provided that a subscriber's account shall not be considered delinquent as a result of unpaid amounts not exceeding $6.00); or

       (5) is pending disconnection from the service provided by the System for any reason.

       "BUSINESS DAY" means any day other than a Saturday, Sunday or holiday on which federal banks are or may elect to be closed.

       "CABLE ACT" means Title VI of the Communications Act of 1934, as amended, including without limitation, by the Cable Communication Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the rules and regulations promulgated thereunder.

       "CABLE ACT NOTICES" means all written notices, written requests, written inquiries or other written communications from the FCC or any Franchising Authority relating to or requesting information from the System or requesting that the System take certain actions, in accordance with the Cable Act.

       "CABLE ACT ORDERS" means all written orders, written decisions, written actions, written determinations or other written pronouncements of the FCC or any Franchising Authority specifically with respect to the System, issued in accordance with the Cable Act.

       "CABLE ACT PETITIONS" means all petitions, motions, oppositions, notices of appeal, applications or similar instruments filed or submitted by or to the FCC or any Franchising Authority with respect to the System, in accordance with the Cable Act.

       "CABLE SERVICE" means (i) the one-way transmission to subscribers of video programming or other programming service and (ii) subscriber interaction, if any, which is required for the selection or use of such video programming or other programming service.

       "CATV INSTRUMENTS" means the instruments granting the Authorizations.

       "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time and any rules or regulations promulgated thereunder.

       "CLOSING DATE" means the date of the Closing.

       "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

       "COURTESY SUBSCRIBER" means any Person (whether receiving service at a residential, commercial or other location) receiving any service (other than promotional services in the ordinary course of business) from the System for free.

       "CURRENT ASSETS" means (a) ninety-five percent (95%) of the face amount of all accounts receivable included in the Assets (other than accounts receivable related to advertising sales) that are 30 days or less past due from the date of billing, (b) ninety percent (90%) of the face amount of all accounts receivable included in the Assets (other than accounts receivable related to advertising sales) that are between 31 and 60 days past due from the date of billing; provided however, that, any such accounts receivable shall be excluded from clause (a) and (b) above if (x) any portion of such accounts receivable is, on the Closing Date, 61 days or more past due from the date of invoice (provided, that late fees shall not be counted in determining whether an account receivable is 61 days or more past due, and provided, further that any such late fees shall not be included in Current Assets) or (y) such accounts receivable relate to Basic Subscribers whose accounts are inactive or whose service is pending disconnection for nonpayment on the Closing Date), (c) ninety-five percent (95%) of the face amount of all accounts receivable included in the Assets that are related to advertising sales and that are 60 days or less past due from the date of billing, (d) ninety percent (90%) of the face amount of all accounts receivable included in the Assets that are related to advertising sales and that are between 61 and 90 days past due from the date of billing, (e) seventy-five percent (75%) of the face amount of all accounts receivable included in the Assets that are related to advertising sales and that are between 91 and 120 days past due from the date of billing; provided, however, that any such accounts receivable shall be excluded from clause (c), (d) and (e) above if any portion of such accounts receivable is, on the Closing Date, 121 days or more past due from the date of invoice (provided that late fees shall not be counted in determining whether an account receivable is 121 days or more past due, and provided further, that any such late fees shall not be included in Current Assets), (f) the amount of all prepaid expenses on the Closing Date that directly relate to the System to the extent the benefit of such prepaid expenses can be realized by Buyer within twelve months after the Closing Date, and (g) any other current asset of Seller as defined by GAAP (excluding any cash, cash equivalents, marketable securities and supplies and inventory) directly related to the System that shall directly benefit the Buyer within 12 months after the Closing Date, other than (i) intercompany allocations and other payments of overhead charges; (ii) prepaid taxes based in whole or in part on the income of Seller or its Affiliates or the transactions contemplated by this Agreement;
(iii) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses other than for a Transferred Employee for which Seller is not otherwise obligated to make such payments under the terms of Article 10 of this Agreement; (iv) prepaid expenses relating to supplies and inventory; and (v) prepaid insurance expenses.

       "ENVIRONMENTAL LAWS" means (i) any and all federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, codes and other governmental restrictions and (ii) all judgments, orders, decrees, injunctions, permits, licenses and agreements relating to the Assets or the System, in each case relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

       "ENVIRONMENTAL LIABILITIES" means any and all liabilities arising in connection with or in any way relating to the System, the Assets or activities or operations occurring or conducted at any of the Real Property (including, without limitation, offsite disposal), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to Environmental Laws (including, without limitation, any matter disclosed or required to be disclosed in Schedule 3.19) and (ii) relate to actions occurring
                            -------------
or conditions existing on or prior to the Closing Date.

       "ENVIRONMENTAL PERMITS" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the System as currently conducted.

       "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

       "FAA" means the Federal Aviation Administration.

       "FCC" means the Federal Communications Commission.

       "FEDERAL AUTHORIZATIONS" means all licenses, permits, certificates, consents, clearances and other similar rights and approvals relating to the System issued by or obtained from any branch of the Federal government, including but not limited to, the FCC or the Copyright Office.

       "FRANCHISE AREAS" mean those geographical areas set forth on Schedule
                                                                    --------
3.20 in which Seller is authorized under one or more Authorizations to provide
----
Cable Service to subscribers.

       "FRANCHISING AUTHORITY" means each governmental unit listed on Schedule
                                                                      --------
3.20 which has granted Seller an Authorization.
----

       "GAAP" means generally accepted accounting principles consistently applied as in effect from time to time in the United States of America.

       "GOVERNMENTAL AUTHORITY" means (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) and (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal department, bureau, commission or board.

       "HAZARDOUS SUBSTANCES" means any pollutant, toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated by or which may form the basis for liability under Environmental Laws or that is regulated or labeled as such pursuant to any Environmental Law.

       "HOMES PASSED" means residential dwelling units, multiple dwelling buildings, residential hotels and other commercial locations (including each unit in a multiple dwelling building or complex, as one Home Passed and counting each commercial location, including without limitation, hotels and motels, as one Home Passed) to which Cable Service may be provided at a distance no greater than approximately 200 feet from the System's existing distribution cable, and residential dwelling units, multiple dwelling buildings, residential hotels and other commercial locations which are at a distance greater than approximately 200 feet from the System's existing distribution cable but which are premises of subscribers; provided that Homes
                                                          --------
Passed shall not include unoccupied residential lots.

       "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "INTERIM BALANCE SHEET" means the balance sheet of Seller as of March 31, 1998, delivered to Buyer pursuant to Section 3.6.

       "LEGAL REQUIREMENT" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

       "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, legal or equitable claim of a third party, or other encumbrance of any kind or defect in title in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

       "LIMITED BASIC SERVICE" means any service tier which includes the retransmission of local television broadcast signals, as defined in 47 U.S.C.
Section 522(3), plus any other programming currently offered by the System on the lowest tier offered by the System (i.e. the tier to which all subscribers are required to subscribe).

       "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the System taken as a whole.

       "MONTHLY PREDOMINANT RATE" means the sum of the standard retail rates charged to non-discounted subscribers receiving Limited Basic Service and Tier One Service as of the date of determination. The Monthly Predominant Rate as of the date of this Agreement is an amount equal to $27.25.

       "MULTI-CHANNEL VIDEO SERVICE" means (i) the distribution by a single provider to end users of two or more channels of video programming, by any means, including but not limited to cable television, direct broadcast satellite, master antenna television system, satellite master antenna television system and multi-channel microwave distribution system; or (ii) providing facilities for the distribution of such video programming.

       "NET LIABILITIES" means the amount by which the Total Liabilities with respect to the System, as of the Closing Date, are in excess of or are less than, as the case may be, the Current Assets as of the Closing Date.

       "OTHER AUTHORIZATIONS" means all approvals, authorizations, consents, easements (whether or not of record), franchises, leases, licenses, qualifications, registrations and other similar rights relating to the System obtained from any Governmental Authority, other than Federal Authorizations.

       "PERMITTED LIENS" means any (i) Lien for current taxes and other governmental charges and assessments which are not yet due and payable, (ii) zoning law or ordinance or any similar Legal Requirement, (iii) right reserved to any Governmental Authority to regulate affected property, (iv) in the case of Leased Real Property, the rights of any lessor and any Lien granted by any lessor, and (v) immaterial mechanics, materialmen's and similar liens, which do not individually or in the aggregate adversely affect the value of any Real Property or interfere with the right or ability to own, use, dispose of or operate any of the Assets.

       "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including any Governmental Authority.

       "PREMIUM PAY SERVICE" means any pay-per-channel, including but not limited to, any one or more of HBO, Showtime, STARZ!, The Movie Channel, Disney, Encore and Cinemax programming, provided that any pay-per-view programming is excluded from the definition of Premium Pay Service.

       "PROCEEDING" means any investigation, proceeding or other process by the FCC or any other Governmental Authority that relates in whole or in part to rates charged to subscribers.

       "REGULATED ACTIVITY" means any generation, treatment, storage, recycling, transportation or Release of any Hazardous Substance.

       "RELEASE" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. (S) 9601(22). The term "Released" has a corresponding meaning.

       "SEC" means the Securities and Exchange Commission.

       "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

       "TIER ONE SERVICE" means those programming services set forth on Schedule
                                                                        --------
3.24(e).
-------

       "TOTAL LIABILITIES" means all subscriber deposits and advance payments existing on the Closing Date and related to the System (including any interest required to be paid thereon), any customary payments related to the System required to be made by the Buyer after the Closing relating to the period on or prior to Closing (including without limitation, property taxes, pole rental, copyright fees, accrued vacation time for Transferred Employees, rent, utilities, etc.), which payments benefit Seller, and any other liabilities or obligations of Seller related to the System which Buyer agrees to assume pursuant to this Agreement.

       "TOTAL REVENUE FROM ALL SUBSCRIBERS" means all revenue (excluding any revenue associated with franchise fees separately itemized on a subscriber's bill, late fees and any other fees that are passed through to the subscriber) billed by Seller to each of the subscribers of the System for the provision of Limited Basic Service, Tier I Service and Premium Pay Service, for the three month period immediately preceding the Closing Date.

       (b) Each of the following terms is defined in the Section set forth opposite such term:



                Term                                      Section
                ----                                      -------


          626 Request                                         3.20
          Active Employee                                     10.3
          Additional Basic Subscribers                         2.5
          Assets                                               2.1
          Assumed Liabilities                                  2.3
          Bank Loan Documents                                 7.17
          Basket Amount                                       12.6
          Break-Up Fee                                        13.3
          Buyer's List                                        10.3
          City                                                 7.1
          Closing                                              2.6
          Code                                                 9.1
          Colorado National Bank                              7.17
          Contracts                                            2.1
          Cost of Service Election                             7.1
          County                                               7.1
          Employee Plans                                      10.1
          Environmental Assessment                            11.2
          ERISA                                               10.1
          ERISA Affiliate                                     10.1
          Excluded Assets                                      2.2
          Excluded Liabilities                                 2.4
          Franchise Approvals                                  3.5
          HSR Filing                                           8.2
          Indemnified Party                                   12.3
          Indemnifying Party                                  12.3
          Jones Intercable Assets                             7.21

          Leased Real Property                                 3.8
          Loss                                                12.2
          Maidu Center Payment                                7.22
          Material Contracts                                  3.12
          Multiemployer Plan                                  10.1
          Owned Real Property                                  3.8
          PG&E                                                7.20
          PG&E Acknowledgment                                 7.20
          Personal Property                                    2.1
          Post-Closing Tax Period                              9.1
          Pre-Closing Tax Period                               9.1
          Preliminary Proxy Statement                         7.11
          Prime Rate                                           2.5
          Promotions                                           7.1
          Proxy Statement                                     7.11
          Purchase Price                                       2.5
          Real Property                                        2.1
          Required Consent                                     3.5
          Roseville Telephone Company Acknowledgment          7.20
          Stoddard                                            7.19
          Subscriber/Revenue Adjustment                        2.5
          Superior Proposal                                   7.10
          System                                          recitals
          Tax                                                  9.1
          Transferred Employees                               10.3
          Transitional Billing Services                        7.9


          (c) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.



                                   ARTICLE 2

                               PURCHASE AND SALE


          SECTION 2.1.  PURCHASE AND SALE.  Except as otherwise provided below,
                        -----------------
upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens other than Permitted Liens, all of the right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the System as the same shall exist on the Closing Date, including without limitation, all assets shown on the Interim Balance Sheet, other than current assets disposed of in the ordinary course of business (all assets, rights, properties and claims acquired by Buyer pursuant to this Agreement are collectively referred to as the "ASSETS"), and including, without limitation, all right, title and interest in, to and under:

            (a)   All Authorizations;

            (b) All interests in real property, including without limitation, all appurtenances, towers and fixtures located thereon, rights-of-way, easements and other real property interests owned or leased by Seller (collectively, the "REAL PROPERTY");

            (c) All tangible personal property, including, without limitation, all electronic devices, towers, satellite dishes, antenna, downleads, trunk and distribution pedestals, grounding and pole hardware, cable system plant, machinery, installed subscribers' devices (including, without limitation, drop lines, converters, and encoders, transformers and fittings), headends, origination, transmission and distribution systems and equipment, maps, internal wiring, hardware, tools, inventory, spare parts, motor vehicles, supplies, test and closed circuit devices, earth stations and microwave equipment and systems and furniture, furnishings and office equipment used in the System (collectively the "PERSONAL PROPERTY");

            (d) All claims and rights of every kind arising out of or related to all contracts, leases of real and personal property (both as lessor and lessee), agreements, non-governmental licenses, orders for service to be provided by the System and understandings in connection with the System and to which Seller or any Affiliate of Seller is a party and which relate to the System, including without limitation, all pole attachment and conduit agreements, wire crossing agreements, subscriber agreements, retransmission consent agreements and other agreements, written or oral, to which Seller or any Affiliate of Seller is a party and which relate to the System, except for those agreements that are Excluded Assets pursuant to Section
     2.2 below (collectively, the "CONTRACTS");

            (e) All business records of Seller regardless of the medium of storage relating to the System, including without limitation, all schematics, blueprints, working drawings, engineering data, engineering drawings, reports, design information, specifications, maintenance manuals, test procedures, current customer and subscriber lists, maps, reports, plans, projections, statistics, promotional graphics, original art work, mats, plates, negatives, advertising, marketing or related materials, files, manuals and records, lists of all pending subscriber hook-ups, disconnect and repair orders and supply orders, and all other technical, accounting and financial information concerning the System;

            (f) All deposits with respect to the Authorizations or with respect to any bonding or surety arrangements;

            (g) All rights, claims and causes of action against third parties, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties;

            (h) All accounts receivable, notes receivable and prepaid expenses, as well as insurance and indemnity claims with respect to the Assets;

            (i)  All goodwill associated with the System and the Assets; and

            (j) All other assets of whatever nature and wherever located, and owned, used or held for use by the Seller or any Affiliate of Seller in connection with the System.

     Provided that, notwithstanding the foregoing, the Assets shall not include any Excluded Assets.

          SECTION 2.2.  EXCLUDED ASSETS.  The following assets and properties of
                        ---------------
Seller (the "EXCLUDED ASSETS") shall be excluded from the Assets:

         (a) all cash and cash equivalents on hand and in banks (other than any deposits referred to in Section 2.1(f));

         (b) all programming contracts (including but not limited to, the Great American Country Affiliation Agreement, dated January 1, 1996 and the Amended and Restated Mind Extension University Affiliate Agreement, dated December 28, 1993) and retransmission consent agreements, other than any such agreements listed on Schedule 2.2;
                               ------------

         (c) any books and records that Seller is required by law to retain, and Seller's corporate books and records;

         (d) all insurance policies, intercompany receivables with respect to any Affiliate of Seller, letters of credit or similar items and any cash surrender value in regard thereto;

         (e) any claims, rights and interests in and to any refunds of federal, state or local franchise, income or other taxes or fees for periods prior to the Closing Date;

         (f) Employee Plans;

         (g) subscriber billing services agreements and related leased equipment;

         (h) that certain 1993 Dodge Intrepid used by the System's General Manager;

         (i) all trade marks, service marks, copyrights and trade names and all rights associated therewith owned or used by Seller (subject to Buyer's rights under Section 7.5);

         (j) any Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

         (k) the Advertising Sales Agreement, dated as of April 1, 1994, by and between Seller and Bruich & Associates;

         (l) the Advertising Sales Agreement, dated as of April 1, 1998, by and between Seller and Bruich & Associates;

         (m) Agreement, dated July 7, 1997, by and between Seller and Flight Trac, Inc.;

         (n) Publications Order Agreement Customized Pay-Per-View Billstuffer, dated May 15, 1995, by and between Seller and CableView Publications;

         (o) Converter Metering Agreement, dated January 30, 1992, by and between Seller and Nielsen Media Research;

         (p) Agreement, dated December 1, 1990, by and between Seller and American Society of Composers, Authors and Publishers;

         (q) Subscriber Agreement, dated January 1, 1996, by and among Jones Intercable, Seller and Audiocom;

         (r) Agreement, dated March 1, 1991, by and between Seller and BMI; and

         (s) Amended and Restated Jones Infomercial Networks, Inc. Affiliate Agreement, effective as of August 1, 1994.

       SECTION 2.3.  ASSUMPTION OF LIABILITIES.  Upon the terms and subject to
                     -------------------------
the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume the following liabilities (the "ASSUMED LIABILITIES"):

       (a) the obligations of Seller for subscriber deposits and subscriber advance payments and any other obligations or liabilities set forth on
   Schedule 2.5(b)(v), to the extent such obligations or liabilities are related
   ------------------
   to the System and have been included as an adjustment to the Purchase Price in accordance with the provisions of Section 2.5; and

       (b) all obligations of Seller arising under all Contracts, not excluded pursuant to Section 2.2, with respect to the period of time after the Closing Date (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof).

       Section 2.4.  EXCLUDED LIABILITIES.  Buyer is assuming only the Assumed
                     --------------------
Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or such predecessor, as applicable (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"). The Excluded Liabilities shall include, but not be limited to the following:

          (a) any liabilities or obligations for Taxes or any audits related thereto (including, without limitation, sales and payroll taxes) arising from or relating to (i) the Excluded Assets or any business of Seller, and
     (ii) the Assets or the operation of the System attributable to or incurred in the Pre-Closing Tax Period;

          (b) any liabilities or obligations relating to employee benefits or compensation arrangements existing on or prior to the Closing Date (except for accrued vacation time for Transferred Employees), including, without limitation, any liability or obligation arising from or relating to (i) "sticking bonuses" or similar payments to induce Seller's employees to remain in Seller's employ prior to Closing, (ii) severance payments, or earned or accrued vacation for Seller's employees that are not Transferred Employees, (iii) earned or accrued sick leave, (iv) short-term or long-term disability benefits or (v) any liabilities or obligations under any of Seller's employee benefit agreements, plans or other arrangements;

          (c)  any Environmental Liability;

          (d) any liability or obligation relating to an Excluded Asset;

          (e) any liability or obligation arising from any litigation, action, suit, proceeding or investigation, actual or threatened, relating to any act or omission occurring on or prior to the Closing Date;

          (f) any liability or obligation relating to the System attributable to or incurred during the period prior to the Closing, other than the Assumed Liabilities;

          (g) any liability resulting from any refund order, including without limitation, FCC Order, DA 98-389 (March 2, 1998), relating to any period prior to Closing; and

          (h) any liabilities or obligations as to which Seller or any other Person might assert that Buyer has transferee liability, other than the Assumed Liabilities.

       SECTION 2.5.  PURCHASE PRICE.  (a) In consideration of the sale and
                     --------------
transfer by Seller to Buyer of the Assets, Buyer shall, at the Closing, pay to Seller an amount equal to Forty Million Dollars ($40,000,000), subject to adjustment as provided in subsection (b) below (the "PURCHASE PRICE"). The Purchase Price shall, subject to adjustment as provided in subsection (b) below, be paid by wire transfer to an account of Seller with a bank in the United States designated by Seller, by notice to Buyer, not later than two business days prior to the date such payment is due (or if not so designated, then by certified or official bank check payable to the order of Seller).

       (b) At the Closing, the Purchase Price shall be adjusted as follows:

            (i) In the event the Seller's Current Assets as of the Closing Date are in excess of the Seller's Total Liabilities as of the Closing Date, the Purchase Price shall be increased by an amount equal to the Net Liabilities.

            (ii) In the event the Seller's Current Assets as of the Closing Date are less than the Seller's Total Liabilities as of the Closing Date, the Purchase Price shall be decreased by an amount equal to the Net Liabilities.

            (iii) The Purchase Price shall be decreased by, at Buyer's sole discretion, either (A) $2,000 multiplied by the amount, if any, by which the number of Basic Subscribers on the Closing Date is less than 20,000 or
     (B) (x) the amount by which the Total Revenue From All Subscribers is less than $1,815,600, if any, multiplied by (y) 22.031 (the "SUBSCRIBER/REVENUE ADJUSTMENT").

            (iv) The amount of the net adjustment to the Purchase Price hereunder shall be estimated by Seller (after consultation with Buyer), which shall prepare Schedule 2.5(b)(iv), to be delivered at least ten (10)
                         -------------------
     days prior to the Closing Date, containing the estimated Purchase Price adjustment indicating in detail the basis for its estimate. If the adjustment to the Purchase Price provides for a net increase in the Purchase Price, Buyer shall pay such net increase on the Closing Date. If the adjustment to the Purchase Price provides for a net decrease in the Purchase Price, Buyer shall reduce accordingly the amount of the Purchase Price.

            (v) (A) The amount of the final adjustment to the Purchase Price hereunder, if any, shall initially be determined by Buyer, which shall prepare Schedule 2.5(b)(v), to be delivered within ninety (90) days after
             ------------------
     the Closing Date, containing the final Purchase Price adjustment and setting forth in detail the calculation of such adjustment. Seller may designate, at its sole expense, any qualified agent or certified public accountant to review Buyer's work in preparing Schedule 2.5(b)(v).
                                                    ------------------

               (B) In computing the amount of the final adjustment to the Purchase Price, in the event Buyer elects to adjust the Purchase Price in accordance with Section 2.5(b)(iii)(A), all Provisional Subscribers as of the Closing Date that satisfy the definition of a Basic Subscriber as of the 60th day immediately following the Closing Date shall be referred to herein as "ADDITIONAL BASIC SUBSCRIBERS". To the extent that the Purchase Price was reduced on the Closing Date in accordance with Section 2.5(b)(iii)(A), the final adjustment to the Purchase Price shall reflect a credit to the Seller in an amount equal to $2,000 for each Additional Basic Subscriber; provided however, that in no event shall such credit exceed the amount of the adjustment to the Purchase Price calculated in accordance with Section 2.5(b)(iii)(A).

               (C) Except for any item which is disputed in accordance with subsection (vi) below, any adjusting payment required by Schedule 2.5(b)(v)
                                                              ------------------
     shall be made within fifteen (15) days after the submission thereof to Seller.

          (vi) In the event Seller provides written notice to Buyer within ten
     (10) days after submission of Schedule 2.5(b)(v) that it disagrees with the
                                   ------------------
     final adjustment to the Purchase Price set forth therein, Buyer and Seller shall have an additional thirty (30) days to mutually resolve the disagreement. If a mutually satisfactory conclusion is not reached within said thirty (30) day period, each of Buyer and Seller, respectively, at its own cost, shall engage an independent accounting firm of national reputation to provide an independent determination with respect to the final adjustment to the Purchase Price set forth on Schedule 2.5(b)(v)
                                                         -------- ---------
     within thirty (30) days after the initial thirty (30) day period. In the event that such firms disagree with respect to such final adjustment, such firms shall select a third independent accounting firm of national reputation, and such third firm shall provide an independent determination with respect to such final adjustment within thirty (30) days after such firm is retained, and the determination of such third independent accounting firm shall be deemed to be the final adjustment to the Purchase Price. Buyer and Seller shall share equally in the cost of such third independent accounting firm.

          (vii) Any amount due to Seller or Buyer, as the case may be, as a result of the final Purchase Price adjustment shall bear interest from the Closing Date to the date of payment of the amount due at a rate equal to the rate announced from time to time by Buyer's principal lender as its prime rate (and the rate hereunder shall change each time such prime rate changes) (the "PRIME RATE").

          (viii) Any payment pursuant to this Section 2.5(b) shall be made by wire transfer of immediately available funds to such account of Seller or Buyer as may be designated by Seller or Buyer (as applicable).

       SECTION 2.6.  CLOSING.  Subject to the provisions of Section 2.6(b), the
                     -------
closing (the "CLOSING") of the purchase and sale of the Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in Philadelphia, Pennsylvania on the last day of the month immediately following the tenth day after the date on which all conditions to Closing have been satisfied, or on such date as Buyer and Seller may otherwise mutually agree. At the Closing:

       (a) Buyer shall deliver to Seller the Purchase Price, adjusted in accordance with Section 2.5(b);

       (b) Seller shall enter into an Assignment and Assumption Agreement with Buyer substantially in the form attached hereto as Exhibit B, and Seller shall deliver to Buyer such warranty deeds, a Bill of Sale in the form attached hereto as Exhibit C, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Assets, subject only to Permitted Liens and Assumed Liabilities; and

       (c) Seller shall deliver all such further documents, instruments and agreements as may be reasonably requested by Buyer or its counsel, in order to more effectively transfer title to the Assets to Buyer, or to effectuate and carry out any provision of this Agreement.

       SECTION 2.7.  ALLOCATION OF PURCHASE PRICE.  The Purchase Price and
                     ----------------------------
Assumed Liabilities shall be allocated among the Assets and the covenant not to compete described in Section 7.4 hereof in accordance with the decision of an appraisal firm to be mutually agreed upon by Buyer and Seller, as promptly as possible following the Closing Date. The cost of such appraisal shall be shared equally by Seller and Buyer. Buyer and Seller shall each file Tax returns consistent with such allocation.


                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLER AND JCC

       Each of Seller and JCC represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

       SECTION 3.1.  EXISTENCE AND POWER; AFFILIATES.  Seller is a limited
                     -------------------------------
partnership, validly existing and in good standing under the laws of the State of Colorado, and has all partnership powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Seller has requisite partnership power and authority to own, lease and use the Assets and to conduct the System's business as currently conducted. Seller is not a participant in any joint venture or partnership with any other Person. Seller does not own any equity interest in any other entity. Seller has heretofore delivered to Buyer true and complete copies of the partnership agreement of Seller as currently in effect. Seller has no Affiliates other than as set forth on Schedule 3.1 that have any direct or indirect interest in either the Assets
   ------------
or the System.


       SECTION 3.2.  AUTHORIZATION.  The execution, delivery and performance by
                     -------------
Seller of this Agreement are within Seller's powers and, subject to receipt of the approval of the limited partners of Seller, have been duly authorized by all necessary action on the part of Seller and its partners. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

       SECTION 3.3.  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and
                     --------------------------
performance by Seller of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) for filings required under the Exchange Act, (b) compliance with any applicable requirements of the HSR Act, and (c) as described in Section 3.5.

       SECTION 3.4.  NON-CONTRAVENTION.  The execution, delivery and performance
                     -----------------
by Seller of this Agreement do not and will not (a) violate or conflict with the partnership agreement of Seller, (b) assuming compliance with the matters referred to in Section 3.3, violate or conflict with any applicable Legal Requirement applicable to Seller; (c) assuming the obtaining of all Required Consents and Franchise Approvals, violate or conflict with, result in a breach of, or constitute a default under or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the System to which Seller is entitled under any provision of any agreement, contract or other instrument (including without limitation any Authorization) binding upon Seller or by which any of the Assets is or may be bound or (d) result in the creation or imposition of any Lien on any Asset.

       SECTION 3.5.  REQUIRED CONSENTS; FRANCHISE APPROVALS.  (a) Schedule
                     --------------------------------------       --------
3.5(a) sets forth all franchises, licenses, authorizations, notices, approvals
------
and consents required pursuant to the Contracts or otherwise for (i) Seller to transfer the Assets to Buyer free and clear of all Liens other than Permitted Liens, and for (ii) Buyer to assume the Assets, assume and perform the Contracts and the Authorizations and operate the System, except for Franchise Approvals (each such consent, a "REQUIRED CONSENT" and together the "REQUIRED CONSENTS"). IDS Cable Corporation, a general partner of Seller, has previously given its irrevocable consent to the consummation of the transactions contemplated by this Agreement.

       (b) Schedule 3.5(b) sets forth all franchises, licenses, authorizations,
           ---------------
approvals and consents (each, a "FRANCHISE APPROVAL" and together the "FRANCHISE APPROVALS") required pursuant to the Authorizations or by any Governmental Authority for (i) Seller to transfer the Assets and the System to Buyer free and clear of all Liens other than Permitted Liens, (ii) Buyer to conduct the business of the System and to own, lease, use and operate the Assets and (iii) Buyer to assume the CATV Instruments.

       SECTION 3.6.  FINANCIAL STATEMENTS.  The (a) audited financial statements
                     --------------------
of Seller for the year ended December 31, 1997, and (b) Interim Balance Sheet and the related statements of income and cash flows of Seller for the three month period ended March 31, 1998, are complete, true and accurate in all material respects and fairly present, in accordance with GAAP, the financial position of the Seller as of the dates thereof, and the results of its operations and changes in financial position for the periods then ended (subject to normal year-end adjustments, none of which will be material, in the case of the unaudited interim financial statements).

       SECTION 3.7.  ABSENCE OF CERTAIN CHANGES.  Except as set forth on
                     --------------------------
Schedule 3.7, since December 31, 1997, the business of the System has been
------------
conducted in the ordinary course consistent with past practice, and there has not been:

       (a) any material adverse change in the business, assets, condition (financial or otherwise), or results of operations of the System, including without limitation, as to the System's rate regulation position (provided that, certification of a local franchising authority shall not, by itself, constitute a material adverse change in the business, assets, condition (financial or otherwise) or results of operation of the System), other than (i) a change arising out of general economic conditions in the United States, (ii) any change affecting the United States cable industry as a whole, including any change arising from legislation, litigation, rulemaking or regulation, any of which affects the United States cable industry as a whole or (iii) competition caused by or arising from any Multi-Channel Video Service providers who are currently competing with, have the legal authorization, pursuant to a franchise or license, to compete with, or have announced their intention to compete with the Seller, and which are set forth on Schedule 3.27;
                                         -------------

       (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the System other than in the ordinary course of business and in amounts and on terms consistent with past practice, but in any event not exceeding $5,000;

       (c) any creation or other incurrence of any Lien on any Asset, other than Permitted Liens and Liens which will be removed on or before the Closing Date;

       (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Asset which has not been repaired or replaced to Buyer's satisfication and which, individually or in the aggregate, has resulted in a Material Adverse Effect;

       (e) any contract, agreement, commitment or arrangement between Seller and any party, other than in the ordinary course of business involving an obligation or liability of Seller in an amount equal to or exceeding $5,000;

       (f) any modification, amendment, cancellation, termination (or receipt of notice of termination), forfeiture, failure to renew or encumbrance in any manner (other than in the ordinary course of business consistent with past practice or as is contemplated by this Agreement) of any of the Authorizations or Contracts;

       (g) any sale, assignment, lease or other transfer or disposition of any of the Assets, other than in the ordinary course of business consistent with past practice;

       (h) any transaction or commitment made by Seller relating to the System or any Asset (including the acquisition of any assets) or any relinquishment by Seller of any Contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

       (i) any change in any method of accounting or accounting practice by Seller with respect to the business of the System except for any such change after the date hereof required by reason of a concurrent change in GAAP or any change in any of the assumptions underlying, or methods of calculating any bad debt, contingency or other reserve;

       (j) any change in compensation or other benefits payable to any such employee of the System (whether or not pursuant to any severance or retirement plans or policies), other than in the ordinary course of business consistent with past practice;

       (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the System, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

       (l) any change in any of Seller's subscriber policies (including without limitation, subscriber acquisition and retention and disconnect policies), billing rates or procedures related to the System, including its billing/subscriber report systems (including, without limitation, any decrease or increase in the Monthly Predominant Rate) or any material reduction of the services provided to subscribers by the System; or

       (m) any promotions, pricing discounts or other sales or marketing incentives (whether relating to pricing or otherwise) made available to subscribers or prospective subscribers for Cable Service.

       SECTION 3.8.  PROPERTIES.  (a) Schedule 3.8(a) describes all of the Real
                     ----------       ---------------
Property, which Seller owns (the "OWNED REAL PROPERTY"), leases or subleases (the "LEASED REAL PROPERTY"), and which is used in connection with the System, any surveys with respect thereto, and any Liens thereon, specifying in the case of the Leased Real Property, the name of the lessor or sublessor, the lease term and basic annual rent.

       (b) Schedule 3.8(b) describes all Personal Property with a book or fair
           ---------------
market value in excess of $1,000 which Seller owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

       (c) (i) Seller has good and marketable, indefeasible, fee simple title to, or in the case of leased Assets, has valid leasehold interests in, all Assets.

            (ii) The Real Property includes all real property as is used or held for use in connection with the conduct of the business and operations of the System.

            (iii) Subject to ordinary wear and tear, the buildings, structures and equipment included in the Assets have no defects and are in good operating condition and repair, and have been maintained and are suitable for their present uses and, in the case of buildings and other structures (including without limitation, the roofs thereof), are structurally sound.

            (iv) The buildings and structures included in the Assets currently have access to (1) public roads or valid perpetual easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (2) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as are necessary and appropriate for the conduct of the System.

           (v) None of the material structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property.

          (vi) All Real Property is available for immediate use in the conduct of the System.

          (vii) The Owned Real Property and the Leased Real Property comply in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction.

          (viii) No condemnation of any of the Owned Real Property has occurred, is pending, or to the knowledge of Seller, is threatened.

          (ix) To the Seller's knowledge, no condemnation of any of the Leased Real Property has occurred or is threatened.

     (d)      Except as disclosed on Schedule 3.8(d), no Asset is subject to any
                                     ---------------
Lien, except Permitted Liens.

            SECTION 3.9.  SUFFICIENCY OF AND TITLE TO THE ASSETS.  (a) The
                          --------------------------------------
Assets constitute all of the assets or property used or held for use in connection with the operation of the System, except the Excluded Assets.

          (b) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Assets, free and clear of all Liens, except for Permitted Liens.

          (c) The System constitutes a fully operational cable television system with all material assets, properties, licenses, permits, consents, certificates, operating rights, leases, easements, licenses, rights-of-way, agreements, commitments and arrangements and all Authorizations and franchises necessary to operate in accordance with Legal Requirements and maintain the same.

            SECTION 3.10.  NO UNDISCLOSED LIABILITIES.  There are no liabilities
                           --------------------------
of the Seller related to the System of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the Seller's knowledge after due investigation, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities set forth on Schedule 3.10 and on the Interim
                                               -------------
Balance Sheet; and current liabilities, within the meaning of GAAP, entered into in the ordinary course of business which, individually and in the aggregate, are not material to the Business.

          SECTION 3.11.  LITIGATION.  Except as set forth on Schedule 3.11,
                         ----------                          -------------
there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting Seller, the System or any Asset before any arbitrator or any Governmental Authority. To Seller's knowledge, there are no facts which could reasonably serve as the basis for any material claim, action, suit or proceeding. No pending claim, if determined or resolved adversely, would have a Material Adverse Effect or could terminate or adversely change the terms and conditions of the System's rights with respect to
(a) pole attachment rights or rents, (b) subscriber rates or tariffs, (c) the rearrangement, relocation or removal of cable, amplifiers, towers or other property (including easements, rights of access and other such rights), (d) carriage of signals presently carried on the System (except for notices to blackout programming pursuant to FCC rules and regulations) or (e) the right to operate the System pursuant to the Authorizations. There is no claim, action, suit or proceeding pending against, or to Seller's knowledge, threatened against Seller or any of its Affiliates, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

          SECTION 3.12  MATERIAL CONTRACTS.  (a) Schedule 3.12(a) sets forth,
                        ------------------       ----------------
with respect to the System, a true and complete list of: (i) all leases of Real Property (both as lessor and lessee); (ii) all leases of Personal Property (both as lessor and lessee); (iii) all agreements to provide service to multiple dwelling units (including any such agreements which are pending execution), whether on a bulk or direct bill basis; (iv) all agreements with or for the benefit of any partner, officer or Affiliate of Seller or any partner or officer of any such Affiliate; (v) all pole attachment and conduit use agreements; (vi) all agreements between Seller and those broadcast stations with "must carry" rights who have received carriage and all retransmission consent agreements;
(vii) all agreements between Seller and any Governmental Authority, other than Authorizations, including rate regulation agreements and other agreements containing provisions that prohibit or restrict regulation by any Governmental Authority; (viii) any partnership or joint venture contracts or arrangements or any other agreements involving a sharing of revenues or profits to which Seller is a party or by which it is bound or which affects or relates to the Assets;
(ix) any contracts or agreements for the sale of any of the Assets or the grant of any rights to purchase any of the Assets; (x) any agreement that limits the freedom of Seller or any of its officers or employees to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of Buyer after the Closing Date; (xi) each note, guarantee or letter of credit entered into or issued or to be issued, contingently or otherwise, by or for the benefit of Seller, and all loan, security and other agreements relating thereto; (xii) each Lien (other than Permitted Liens) relating to or affecting any of the Assets; and (xiii) all other Contracts included in the Assets which:
(1) involve an annual payment in excess of Five Thousand Dollars ($5,000); (2) could involve total payments by Seller in excess of Ten Thousand Dollars ($10,000); (3) do not terminate by their terms or are not cancelable by Seller without penalty on no more than sixty (60) days, prior notice; or (4) are otherwise material to the operation of the System (all such items under subsections (i) - (xiii) are collectively referred to as the "MATERIAL CONTRACTS"). Schedule 3.12(a) also sets forth a true and complete list of all of
             ----------------
the System's outstanding purchase orders for an amount in excess of $5,000 pending on the date hereof. The aggregate amount of all unscheduled purchase orders does not exceed $10,000. True and correct copies of the Material Contracts (other than the Bank Loan Documents) and such scheduled purchase orders have been delivered or made available to Buyer.

          (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Agreement is a valid and binding agreement of Seller and each other party thereto and is in full force and effect, and neither Seller, nor to the knowledge of Seller, any other party thereto, is in default or breach under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Seller has no knowledge of any intention by any party to terminate or amend any Contract or to refuse to renew the same upon expiration of its term.

          (c)     Schedule 3.12(c) sets forth for each bulk-billed agreement
                  ----------------
applicable to the System, as of the date of this Agreement, the names of the parties thereto, the number of units served, the services provided (i.e. Limited Basic Service, Tier One Service, HBO, Cinemax and other Premium Pay Services), the current rate for Limited Basic Service, Tier One Service and Premium Pay Service, the date of execution, the date of termination and whether consent is required to transfer such agreement to Buyer.

          SECTION 3.13.  AFFILIATES.  Except as set forth on Schedule 3.13, none
                         ----------                          -------------
of Seller's partners, employees, officers or Affiliates has any interest in any of the Assets and neither Seller nor any of such Persons has any stock or other ownership interest in any other Person which is a supplier to the System or which provides Multi-Channel Video Service in any community contiguous with the communities served by the System. For purposes of this Section, ownership of not more than 10% of the common or preferred stock of any publicly held company whose stock is listed on any recognized stock exchange or traded over-the-counter shall not be deemed an ownership interest.

          SECTION 3.14.  INSURANCE COVERAGE.  Seller has furnished to Buyer a
                         ------------------
list of all insurance policies and fidelity bonds relating to the Assets and the System and its employees, agents and contractors which are currently in force. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by persons conducting business similar to the business of the System. Except as disclosed in Schedule 3.14, after the
                                                      -------------
Closing Seller shall continue to have coverage under such policies and bonds, or equivalent policies and bonds, with respect to events occurring prior to Closing.

          SECTION 3.15.  COMPLIANCE.  Except as set forth on Schedule 3.15,
                         ----------                          -------------
Seller is in compliance in all material respects with (i) all Legal Requirements of all Governmental Authorities having jurisdiction over the Assets, the System or Seller and (ii) the terms and provisions of all Contracts and Authorizations. Seller has received no notice claiming a violation by Seller or the System of any Legal Requirement applicable to the Assets or the System and to Seller's knowledge, there is no basis for any claim that such a violation exists. Neither Seller nor any officer, partner, agent, employee or representative of Seller, nor, to the knowledge of Seller, any of Seller's predecessors in title to any portion of the System, or any other Person, has violated any Legal Requirement in connection with procuring, obtaining, or maintaining any Authorization in any respect so as to adversely affect the business of the System.

          SECTION 3.16.  RECEIVABLES.  All accounts receivable, notes receivable
                         -----------
and other receivables included in the Assets were created in the ordinary course of business consistent with past practice and are and, on the Closing Date, will be, valid and genuine. The aging schedule of the accounts receivable of the System, attached hereto as Schedule 3.16, was prepared in accordance with GAAP
                           -------------
and is true and correct as of the date of such Schedule.

          SECTION 3.17.  INTELLECTUAL PROPERTY.  (a) Seller has not during the
                         ---------------------
three years preceding the date of this Agreement been a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim or infringement of any patents, trademarks, service marks or copyrights, and Seller has no knowledge of any other claim or infringement by Seller.

          (b) During the three-year period preceding the date the most recent copyright reports were due, Seller has timely and accurately filed all required copyright reports, notices, statements, supplemental statements, and amendments and made all payments required in connection therewith, with the United States Copyright Office, and will promptly deliver to Buyer copies thereof, as well as correspondence with any Governmental Authorities relating thereto. Seller and the System are in compliance with the Copyright Act. Seller and the System are entitled to hold and do now hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner. Seller is aware of no facts and has not received any notice or other communication asserting that the System is not in compliance with the Copyright Act.

          SECTION 3.18  FINDERS' FEES.  Except as set forth on Schedule 3.18,
                        -------------                          -------------
there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Any finders' fee paid to any person or entity set forth on Schedule 3.18 shall be paid by Seller.
                       -------------

          SECTION 3.19.  ENVIRONMENTAL COMPLIANCE.  (a) Except as disclosed on
                         ------------------------
Schedule 3.19, the Seller is, to its knowledge, in compliance in all material
-------------
respects with all Environmental Laws and the System is and has been operated by Seller, and to Seller's knowledge, all other Persons, in material compliance with all Environmental Laws. Except as disclosed on Schedule 3.19:
                                                    -------------

          (i) in connection with or relating to the Assets or the System, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed and no investigation or review is pending or, to Seller's knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation of any Environmental Law, (B) alleged failure to have any Environmental Permit, (C) Regulated Activity or (D) Release of Hazardous Substances;

          (ii) neither Seller, nor to Seller's knowledge, any other Person, has engaged in any Regulated Activity at, on or in connection with any Asset or any Real Property;

          (iii) neither Seller, nor to Seller's knowledge, any other Person, has Released any Hazardous Substance (and no oral or written notification of such Release has been made or filed) on or under any Real Property;

          (iv) there are no Liens under Environmental Laws on any of the Owned Real Property or the Assets and, to Seller's knowledge, no government actions have been taken or, to Seller's knowledge, are in process which could subject any of such Owned Real Property or Assets to such Liens. No notices or restrictions relating to Hazardous Substances have been or are required to be placed in any deed to any Owned Real Property; and

          (v) there are no Environmental Permits that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby.


       (b) There has been no written environmental study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to any Asset or Real Property which has not been delivered to Buyer at least five days prior to the date hereof.

       SECTION 3.20.  AUTHORIZATIONS AND CATV INSTRUMENTS.  (a) Each
                      -----------------------------------
Authorization and CATV Instrument is valid, is in full force and effect, is not in default and is in accordance with all applicable Legal Requirements (including without limitation, FCC rules and regulations) and Seller is in compliance therewith in all material respects. The System is serving only those Franchise Areas and other areas set forth on Schedule 3.20. Except as set forth
                                             -------------
in Schedule 3.20, Seller has not made any commitments to any Governmental
   -------------
Authority that are not fully reflected in the Authorizations or CATV Instruments. Except as set forth on Schedule 3.20, there are
                                    -------------
no proposed increases in the fees and charges payable by Seller under any provisions of the Authorizations or CATV Instruments or any other proposed modifications to any of the Authorizations or CATV Instruments. Schedule 3.20
                                                                -------------
sets forth a true and complete list, including expiration dates, of each Franchising Authority and all currently outstanding Authorizations and CATV Instruments issued to Seller by the FCC with respect to Federal Authorizations and each other Governmental Authority with respect to Other Authorizations, including without limitation, all current licenses, franchises, ordinances, permits, compliance certificates, any pending license or franchise application and those Federal Authorizations relating to Business Radio Services and CARS, and for the System's earth stations. All filings, reports and notices required to be given or filed with the FCC and the Governmental Authorities granting any license or Authorization in connection with the System, the operation of the System and the carriage of all signals carried with respect thereto have been duly given or filed, and all such notices and reports are accurate and complete in all material respects. Seller has provided to Buyer true and complete copies of all documents listed on Schedule 3.20, as well as all material correspondence
                           -------------
with any Governmental Authorities related thereto. The Authorizations and/or CATV Instruments enable Seller to operate the System in accordance with all Legal Requirements in the entire areas purportedly covered by the Authorizations and/or CATV Instruments with respect to the System, whether or not Seller is currently operating in any such area. To Seller's knowledge, after due inquiry, there is no fact or matter that could constitute a basis for revocation, suspension, termination or denial of the granting of a new Authorization upon the expiration thereof, or diminishment or elimination of any rights under any Authorization or CATV Instrument and no legal action, proceeding or investigation is pending or, to the knowledge of Seller, threatened that could result in any of the foregoing. No conditions or restrictions, except as stated in the Authorizations or CATV Instruments, apply to the Authorizations or CATV Instruments, other than such as may exist by virtue of any act of Congress or the various Governmental Authorities or by regulations of any Federal regulatory agency.

       (b) Except as set forth on Schedule 3.20, for any Authorization which has
                                  -------------
an unexpired term of less than three (3) years from the date hereof, a request for renewal thereof has been filed under Section 626(a) of the Cable Communication Policy Act of 1984, as amended (a "626 REQUEST"), with the proper Governmental Authority, within thirty (30) to thirty-six (36) months prior to the expiration date thereof, copies of which have been provided to Buyer.

       SECTION 3.21.  TECHNICAL COMPLIANCE.  All aeronautical frequencies in use
                      --------------------
in the System have been properly registered with the FCC, and on the Closing Date only aeronautical frequencies eligible under Part 76.612 of Title 47 of the Code of Federal Regulations shall be in use. The System provides reception on the channels set forth on the Information Sheet in compliance with the technical guidelines set forth in Part 76, Subpart K of Title 47 of the Code of Federal Regulations, and any additional standard for signal quality as set forth in the Authorizations, the CATV Instruments and/or any other applicable Legal Requirement. The System meets all Legal Requirements concerning signal leakage, including without limitation, all signal leakage criteria prescribed by the FCC, including without limitation, the signal leakage performance criteria specified in Part 76.611 of Title 47 of the Code of Federal Regulations. The System materially complies with all applicable grounding and bonding requirements.

       SECTION 3.22.  ADDITIONAL FCC MATTERS.  (a) Seller has provided all
                      ----------------------
notices to subscribers and maintained all public files as required by FCC rules and regulations. Seller has submitted all required equal employment opportunity reports to the FCC, and the System has received equal employment opportunity certification from the FCC for each year except as set forth on Schedule 3.22.
                                                                -------------
Seller is operating only those radio facilities for which appropriate Authorizations have been obtained and are in effect, and Seller is meeting the conditions of such Authorizations. Except as set forth on Schedule 3.22, as of
                                                          -------------
the date of this Agreement, the rates charged to customers of the System are not subject to regulation by any Governmental Authority, including the local Franchising Authority and/or the FCC. To the knowledge of Seller, the rates charged by the System are allowable under the rules and regulations promulgated by the FCC under the Cable Act as of the date of this Agreement and for the twelve month period prior to the date of this Agreement, and any authoritative interpretation thereof, whether or not such rates were subject to regulation by any Governmental Authority. Except as set forth on Schedule 3.22, as of the date
                                                   -------------
of this Agreement, Seller has not filed any reports or forms with respect to the rates of the System pursuant to the Cable Act. Seller has delivered to Buyer a true and correct copy of an actual bill sent to a subscriber which provides an itemization of all charges.

       (b) Seller has provided syndicated exclusivity and network nonduplication protection to stations that have requested such protection, and has followed all FCC procedures, including but not limited to, those procedures applicable to origination cablecasting, equal time and personal attack obligations, obscenity, sponsorship identifications, sponsorship lists, and commercial leased access as specified by FCC rules and regulations.

       (c) Seller is aware of no facts and Seller has received no notice or other communication from any Person indicating or alleging that Seller is not in compliance in any material respect with all requirements of (i) the FCC rules and regulations or the Cable Act, (ii) any Authorization, or that any Authorization has been revoked, suspended, has expired, or is otherwise not in full force and effect or (iii) any other applicable Legal Requirement.

       SECTION 3.23.  FEDERAL AVIATION ADMINISTRATION.  Seller has obtained all
                      -------------------------------
necessary FAA approvals and waivers with respect to the System's towers. All existing towers of the System are obstruction marked and lighted, to the extent required by FAA rules and regulations, and otherwise comply with the rules and regulations of the FAA. To the extent required by the rules and regulations of the FAA, Seller has provided proper notice to the FAA prior to the construction or alteration of radio towers used in the operation of the System.


       SECTION 3.24.  SUBSCRIBER AND REVENUE DATA.
                      ---------------------------

       (a) Schedule 3.24(a) sets forth a true and complete list as of March 31,
           ----------------
1998 of the number of: (i) Basic Subscribers; (ii) Courtesy Subscribers; (iii) miles of underground and aerial plant; (iv) Homes Passed; and (v) Total Revenue From All Subscribers.

       (b) Seller has provided Buyer with a true and correct detailed breakdown for the year ended December 31, 1997 and for each calendar month for the three
(3) month period ended March 31, 1998, of the source of System (i) expenses and
(ii) revenues (Limited Basic Service, Tier One Service, Premium Pay Service, additional outlet, converters (remote) rental, late and other fees, installation, advertising, shopping, guide, etc.).

       (c) Seller has provided Buyer with a true and complete copy of the System's subscriber reports for each calendar month for the twelve months ended December 31, 1997 and for each calendar month for the three (3) month period ended March 31, 1998.

       (d) Using its billing service, the System bills subscribers monthly in advance prior to the first day of each subscriber billing cycle for services to be received during such billing cycle.

       (e) Schedule 3.24(e) sets forth true and correct copies, as of the date
           ----------------
of this Agreement, of the rate schedules (excluding periodic promotional activities in the normal course of business consistent with past practice or the availability of a promotional opportunity from a Premium Pay Service provider) for individual subscribers for the System, identifying the rates charged to each type of subscriber for Limited Basic Service, Tier One Service and Premium Pay Service, and all equipment and other charges. Schedule 3.24(e) also sets forth
                                               ----------------
the rates charged by the System for Leased Access Programming.

       (f) Schedule 3.24(f) sets forth true and correct copies of all privacy
           ----------------
notices required by the FCC to be delivered by the System to any of its subscribers since January 1, 1995 and true and correct copies of all notices and other written correspondence, other than privacy notices, required by the FCC to be delivered by the System to any of its subscribers since January 1, 1996.

       SECTION 3.25.  LEGALITY OF SIGNAL CARRIAGE.  Schedule 3.25 sets forth a
                      ---------------------------   -------------
true and complete list of all stations or signals carried or proposed to be carried on the System, describes whether each station or signal is acquired by microwave, satellite earth station or off-air reception or is locally originated, identifies the channel on which the station is carried, identifies which stations or signals are automated or alpha-numeric, identifies whether the stations or signals are included in the Limited Basic Service or Tier One Service, identifies which if any of such stations or signals are carried part-time and describes the classification of each station or signal for copyright purposes. The System is duly authorized to carry all stations or signals being carried and is presently carrying all stations or signals required to be carried and all signals are being carried in accordance with all rules and regulations of the FCC and the United States Copyright Office. Timely notice was given in accordance with the Cable Act and FCC rules and regulations to each commercial and non-commercial station carried by the System who have "must carry" rights. There are no broadcast stations that are entitled to carriage under the FCC "must carry" rules which are not carried by the System, except as separately listed on Schedule 3.25, which list specifies the exemption which provides the
          -------------
basis for not carrying each such station. Schedule 3.25 also
                                          -------------
indicates, as to each broadcast station that is entitled to carriage on the System under FCC rules, whether the station has elected mandatory carriage or retransmission consent, the date of such station's notice and whether such station is considered a "low powered television station". As to each such station which requested retransmission consent, a list of all correspondence in connection with such negotiations that is in Seller's possession is set forth in
Schedule 3.25. A copy of each retransmission consent agreement entered into by
-------------
Seller, and of all written notices and correspondences sent or received by Seller in connection with such mandatory carriage and retransmission consent matters, has been provided to Buyer, and Seller has included in Schedule 3.25 a
                                                                -------------
description of each such retransmission consent agreement which is not written. No notices or demands have otherwise been received by Seller challenging the right of the System to carry any television or broadcast channel or radio broadcast channel or other programming, or asserting an obligation of the System to carry any television or radio broadcast channel or other programming not carried by the System.


       SECTION 3.26.  CERTAIN SYSTEM INFORMATION.
                      --------------------------

       (a) Schedule 3.26 sets forth for the System a true and correct
           -------------
description of:  (i) the approximate miles of underground cable system plant;
(ii) the approximate miles of aerial cable system plant; (iii) the channel capacity; (iv) the number of addressable and non-addressable converters in inventory; (v) the number of addressable and non-addressable converters in the field; and (vi) the community identification numbers for the System.

       (b) The System and the geographic areas in which Seller is entitled to extend cable communications services under the Authorizations are not in areas of "effective competition" as such term is defined in the Cable Act. Neither the FCC nor any other Governmental Authority has concluded, and Seller has not taken the position, that the System or the Authorizations are "small systems" as contemplated by the Cable Act.

       (c) A true and correct copy of an "as built" map of the System has been provided or made available to Buyer. The System has been designed, constructed, operated and maintained in all material respects in compliance with all applicable regulatory codes, Authorizations and FCC and FAA rules and regulations, and all equipment operates in all material respects within the manufacturers' specifications, the System has been designed and constructed to deliver a video and associated audio signal on each channel meeting the technical standards for quality contained in the Authorizations and FCC rules and regulations, and all aeronautical frequencies used in the operation of the System are authorized for the entire service radii of the System, which radii encompass all areas served by the System. The System is in compliance with Rule
76.610 of the FCC.

       Section 3.27.  NO IMPEDIMENTS TO BUSINESS.  Except as disclosed in
                      --------------------------
Schedule 3.27, to Seller's knowledge after reasonable investigation, there is no
-------------
Multi-Channel Video Service in the communities or geographic areas served by the System and Seller knows of no plans of any Person for the establishment of any such television signal delivery system in the communities or geographic areas served by the System. Except as disclosed in Schedule 3.27, no franchise to
                                             -------------
permit any Multi-Channel Video

Service to be provided has been granted by a Governmental Authority in the communities or geographic areas served by the System to any Person other than Seller, and to Seller's knowledge, no application for any Multi-Channel Video Service is pending.

       SECTION 3.28  FULL DISCLOSURE.  The statements made by each of Seller,
                     ---------------
JCC and Jones in this Agreement do not include or contain any untrue statement of a fact, and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF JONES

       SECTION 4.1.  ORGANIZATION AND EXISTENCE.  Jones is a corporation duly
                     --------------------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

       SECTION 4.2.  CORPORATE AUTHORIZATION.  The execution, delivery and
                     -----------------------
performance by Jones of this Agreement are within the corporate powers of Jones and have been duly authorized by all necessary corporate action on the part of Jones. This Agreement constitutes the valid and binding agreement of Jones, enforceable against it in accordance with its terms.

       SECTION 4.3.  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and
                     --------------------------
performance by Jones of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act (ii) the filing of FCC Form 394 in connection with the transfer of the Authorizations.

       SECTION 4.4.  NON-CONTRAVENTION.  The execution, delivery and performance
                     -----------------
by Jones of this Agreement do not and will not (i) violate the certificate or articles of incorporation or bylaws of Jones, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable Legal Requirement or
(iii) violate any material agreement to which Jones is a party..

       SECTION 4.5.  LITIGATION.  There is no action, suit, investigation or
                     ----------
proceeding pending against, or to the knowledge of Jones, threatened against or affecting, Jones before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

       SECTION 4.6     FULL DISCLOSURE.  The statements made by Jones in this
                       ---------------
Agreement do not include or contain any untrue statement of a fact, and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF JCC


       SECTION 5.1.  ORGANIZATION AND EXISTENCE.  JCC is a corporation duly
                     --------------------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

       SECTION 5.2.  CORPORATE AUTHORIZATION.  The execution, delivery and
                     -----------------------
performance by JCC of this Agreement are within the corporate powers of JCC and have been duly authorized by all necessary corporate action on the part of JCC. This Agreement constitutes the valid and binding agreement of JCC, enforceable against it in accordance with its terms.

       SECTION 5.3.  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and
                     --------------------------
performance by JCC of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) the filing of FCC Form 394 in connection with the transfer of the Authorizations.

       SECTION 5.4.  NON-CONTRAVENTION.  The execution, delivery and performance
                     -----------------
by JCC of this Agreement do not and will not (i) violate the certificate or articles of incorporation or bylaws of JCC, (ii) violate any covenants contained in any loan documents or debt instruments of JCC or any of its subsidiaries,
(iii) violate any material agreement to which JCC is a party or (iv) assuming compliance with the matters referred to in Section 5.3, violate any applicable Legal Requirement.

       SECTION 5.5. LITIGATION. There is no suit, investigation or proceeding pending against, or to the knowledge of JCC, threatened against or affecting, JCC before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

       SECTION 5.6     FULL DISCLOSURE.  The statements made by JCC in this
                       ---------------
Agreement do not include or contain any untrue statement of a fact, and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:


       SECTION 6.1.  ORGANIZATION AND EXISTENCE.  Buyer is a corporation duly
                     --------------------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

       SECTION 6.2.  CORPORATE AUTHORIZATION.  The execution, delivery and
                     -----------------------
performance by Buyer of this Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

       SECTION 6.3.  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and
                     --------------------------
performance by Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) the filing of FCC Form 394 in connection with the transfer of the Authorizations.

       SECTION 6.4.  NON-CONTRAVENTION.  The execution, delivery and performance
                     -----------------
by Buyer of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) violate any material agreement to which Buyer is a party or (iii) assuming compliance with the matters referred to in
Section 6.3, violate any applicable Legal Requirement.

       SECTION 6.5.  FINDERS' FEES.  There is no investment banker, broker,
                     -------------
finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

       SECTION 6.6.  LITIGATION.  There is no action, suit, investigation or
                     ----------
proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

       SECTION 6.7     FULL DISCLOSURE.  The statements made by Buyer in this
                       ---------------
Agreement do not include or contain any untrue statement of a fact, and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 7

             COVENANTS OF SELLER, JCC, JONES AND JONES INTERCABLE

       SECTION 7.1.  CONDUCT OF THE BUSINESS.  From the date hereof until the
                     -----------------------
Closing Date, Seller and JCC, as applicable, shall conduct the business of the System solely in the ordinary course consistent with past practice (including without limitation, with respect to subscriber acquisition and retention and disconnect policies) and use reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the System. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, with respect to the System, Seller shall:


       (a) deliver to Buyer, promptly after such statements become available to Seller, correct and complete copies of unaudited monthly balance sheets, income statements and operating reports for the System for each month between the date of this Agreement and the Closing Date and copies of all filings made by Seller with the SEC between the date of this Agreement and the Closing Date;

       (b) not amend its partnership agreement;

       (c) not issue, sell, deliver or agree to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise) any partnership interests;

       (d) not acquire, sell, lease or dispose of any assets material to the System, other than sales of inventory or equipment in the ordinary course of business consistent with past practice and the disposition of damaged or defective equipment or material in the normal course of business;

       (e) not mortgage, pledge or subject to any Lien, any of the Assets, except Liens in place as of the date of this Agreement;

       (f) not increase the amount of any compensation payable to any individual employee of Seller, unless such increase is limited to customary annual merit increases not exceeding 7% of such employees previous base salary, and not increase the amount of compensation payable to any employee of Seller, if such increase would be inconsistent with past practices or would cause the aggregate cash compensation payable to all employees to exceed by more than four percent (4%) the cash compensation payable by Seller on an annualized basis as of March 31, 1998 (provided that this Section 7.1(f) shall not apply with respect to any "sticking bonuses" paid by Seller to Seller's employees prior to Closing. The amount of the sticking bonuses or the formula for the determination of such sticking bonuses have been disclosed by Seller to Buyer prior to execution of this Agreement.

       (g) not declare, set aside or pay any distribution (whether in cash, partnership interests or property or any combination thereof) in respect of its partnership interests, or redeem or otherwise acquire any of its partnership interests;

       (h) promptly notify Buyer if Seller shall learn of any event or circumstance which may make or cause any representation or warranty given by it to be or become untrue at or prior to Closing;

       (i) not reveal, orally or in writing, to any party, other than Buyer and its authorized agents, any of the business procedures and practices followed by the System in the conduct of its business or any technology used in the processing, evaluation or distribution of any of its products or services;

       (j) maintain in full force and effect insurance coverage and fidelity bonds substantially equivalent to that listed on Schedule 3.14;
                                                 -------------

       (k) continue to maintain all of the business records of the System in accordance with its past practice;

       (l) pay all debts, liabilities and obligations of or relating to the System as they become due, except for such debts or obligations which are contested by Seller in good faith;

       (m) maintain Seller's partnership existence and not merge or consolidate with any other Person;

       (n) comply, in all material respects, with all applicable Legal Requirements (including, without limitation, regulations of Governmental Authorities and ordinances relating to the System) and all Contracts;

       (o) comply with, and use best efforts to maintain in full force and effect, all Authorizations;

       (p) maintain its facilities and assets in good working condition, reasonable wear and tear excepted, and maintain commercially reasonable inventory levels consistent with past practice, which shall include sufficient quantities of amplifiers, line extenders, installation materials and converters to operate and maintain the System in the ordinary course consistent with past practice;

       (q) not delete, substitute or add any programming service on the System or enter into or amend any contract, agreement, commitment, license or understanding therefor or change the channel alignment, retier or repackage the cable television programming without Buyer's consent;

       (r) not take any rate increases or make any election with respect to any cost of service proceeding conducted in accordance with Section 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "COST OF SERVICE ELECTION"), without Buyer's prior written consent;

       (s) replace subscriber drops that do not comply with the current provisions of the National Electrical Safety Code in the ordinary course consistent with past practice;

       (t) continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

       (u) continue to give all customary notices to subscribers in the ordinary course of business consistent with past practices;

       (v) not enter into any retransmission consent or similar agreements or amend any existing retransmission consent or similar agreements without the prior written consent of Buyer;

       (w) make capital expenditures in the ordinary course of business consistent with past practice;

       (x) except as set forth in Schedule 3.7, not borrow any money and not
                                  ------------
incur, guarantee or become subject to, or agree to incur, guarantee or become subject to, any obligation or liability of another Person;

       (y) use its reasonable efforts to retain the services of all of its employees between the date hereof and the Closing Date;

       (z) use commercially reasonable efforts to obtain franchise renewal agreements with the City of Roseville (the "CITY") and unincorporated Placer County (the "COUNTY"), on terms and conditions satisfactory to Buyer.

       (aa) provide Buyer with a copy of all copyright returns to be filed by Seller in connection with the System at least ten (10) days prior to filing such returns;

       (bb) not engage in any promotions, pricing discounts or other sales or marketing incentives (whether relating to pricing or otherwise) (collectively, "PROMOTIONS") or make such Promotions available to subscribers or prospective subscribers for Cable Service; and

       (cc) timely file all required 626 Requests with the proper Governmental Authority in respect of any Authorizations expiring within 36 months after Closing; provided, however, that Seller shall consult with Buyer prior to the filing of any 626 Request and shall provide to Buyer a true, correct and complete copy of any such 626 Request as filed promptly upon such filing. Seller shall pursue all 626 Requests in consultation with Buyer.

Seller shall not (i) take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

       SECTION 7.2.  ACCESS TO INFORMATION.  From the date hereof until the
                     ---------------------
Closing Date, Seller (a) shall give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller relating to the Assets and the System,
(b) shall furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Assets or System as such Persons may reasonably request and (c) shall instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the System; provided that
                                                                   --------
no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder. Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the System.

       SECTION 7.3.  NOTICES OF CERTAIN EVENTS. Seller shall promptly notify
                     -------------------------
Buyer of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or relating in any way to an alleged violation of any Legal Requirement applicable to the System;

          (c) any action, suit, claim, investigation or proceeding, commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the System that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
     Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement;

          (d) the filing of any additional FCC Forms 328 (for certification) or FCC Forms 329 (for rate complaints) with respect to the System, and any notice of a change in status of any of the FCC certifications filed with respect to the System or a change in the status of any complaint with respect to the cable communications service rates charged to subscribers; and

          (e) any Cable Act Petitions, Cable Act Orders and Cable Act Notices filed or received by Seller.

       SECTION 7.4.  NONCOMPETITION.  (a) Each of Seller, JCC, Jones and Jones
                     --------------
Intercable agree that for a period of three years from the Closing Date, neither they nor any Person in which they have an economic interest, shall:

          (i) directly or indirectly engage in or be financially interested in or otherwise connected with any business, except as set forth in subparagraphs (A), (B) and (C) below, competitive with the multichannel video delivery business in any area served by the System or any area in which Buyer or any of its Affiliates conducts business and which is contiguous to any area served by the System. This restrictive covenant shall not prohibit Seller, JCC, Jones or Jones Intercable or any Person in which any of the foregoing have an economic interest from (A) engaging in any programming service, including without limitation, Knowledge TV, Great American Country, Product Information Network, Jones Radio Networks, Jones Internet Channel, Superaudio and AD/FX; (B) engaging in a national direct broadcast satellite service in any area outside of the area served by the System or (C) acquiring an equity interest of 10% or less in any company; provided that such investment shall be a passive investment, and none of Seller, JCC, Jones or Jones Intercable, or any entity in which any of the foregoing have an economic interest, shall play a role in the management or operation of such company.

          (ii) solicit the performance of services by, any Transferred Employee or any employee of the System to whom Buyer has made an offer of employment.

       (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but instead such provision shall be construed to the fullest extent so that such provision would be valid or enforceable under applicable law, and it is the parties' mutual intent that a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each of Seller, JCC, Jones and Jones Intercable acknowledge that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each of Seller, JCC, Jones and Jones Intercable agree that Buyer shall be entitled to injunctive relief requiring specific performance by Seller, JCC, Jones and Jones Intercable of this Section, and Seller, JCC, Jones and Jones Intercable each consent to the entry thereof.

       SECTION 7.5.  USE OF SELLER'S NAME.  For a period up to 90 days after the
                     --------------------
Closing Date, Buyer may continue to operate the System using Seller's d/b/a names and its corporate name and all derivations and abbreviations of such names and related marks, in order to effectively transfer title to all Assets and the System to Buyer. Within 90 days after the Closing Date, Buyer shall discontinue using and shall dispose of all items of stationery, business cards and literature bearing such names or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in subscribers' homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable for Buyer.

     SECTION 7.6.  CAPITAL LEASES.  Seller shall pay the remaining balance of
                   --------------
any capital lease, if any, for any Personal Property and deliver the title to such Personal Property free and clear of all Liens to the Buyer at the Closing.

      SECTION 7.7.  CONSENTS; ESTOPPEL CERTIFICATES.  Seller shall use
                    -------------------------------
commercially reasonable efforts to obtain, as soon as possible and at its expense, all the Required Consents and Franchise Approvals, in form and substance reasonably satisfactory to Buyer. Seller shall notify Buyer in advance of and give Buyer an opportunity to participate in all material contacts with, and provide copies of all correspondence to or from, any Franchising Authorities in connection with the Authorizations or other matters. Buyer shall cooperate with Seller to obtain all Required Consents and Franchise Approvals, but Buyer shall not be required to agree to any changes in, or the imposition of any condition to the transfer to Buyer of, any Contract or Authorization as a condition to obtaining any Required Consent or Franchise Approval. Seller also shall use reasonable efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors and other Persons who are parties to Contracts as Buyer may reasonably request.

       SECTION 7.8.  AGREEMENT TO CONSULT.  For the six month period immediately
                     --------------------
following the Closing Date, upon the request of Buyer, Seller shall, and shall use reasonable efforts to cause such of its employees, agents or representatives as Buyer may reasonably request from time to time, without payment of additional consideration, to consult with or advise Buyer or any of its Affiliates with respect to the operation of the System, in order to effect a smooth transition of ownership of the System.

       SECTION 7.9.    TRANSITIONAL BILLING SERVICES.  JCC shall provide to
                       -----------------------------
Buyer, upon written request and at the cost of Buyer, subscriber billing services ("TRANSITIONAL BILLINGS SERVICES") in connection with the System for a period of up to 90 days following Closing to allow for conversion of existing billing arrangements. Buyer shall notify Seller in writing at least 30 days prior to Closing as to whether it desires Transitional Billing Services. The amount to be paid by Buyer for Transitional Billings Services, if provided hereunder, shall not exceed the actual cost to JCC of providing such Transitional Billing Services.

       SECTION 7.10.  NO SOLICITATION.  (a) From the date hereof, none of the
                      ---------------
Seller, JCC, Jones or Jones Intercable, nor any of their respective Affiliates, nor any of their respective officers, directors, representatives or agents shall, directly or indirectly, encourage, solicit, initiate or, except as otherwise provided in this Section 7.10(a), participate in any way in discussions or negotiations with or provide any confidential information to, any corporation, partnership, person or other entity or group (other than Buyer or any Affiliate or associate of Buyer and their respective directors, officers, employees, representatives and agents) concerning any merger of or business combination with or involving Seller, the sale of any of the Assets, other than in the ordinary course of business, consistent with past practice, including without limitation, the System, the sale of the partnership interests of Seller or similar transactions involving Seller; provided, however, that nothing contained in this Section 7.10(a) shall prohibit Seller, JCC, Jones or Jones Intercable from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of this Section 7.10(a). It is understood that any violation of the restrictions set forth in this Section 7.10(a) by any officer, director, employee, investment banker, attorney, advisor, representative or other agent of Seller, JCC, Jones or Jones Intercable or any of their respective Affiliates shall be deemed to be a breach of this Section 7.10(a) by Seller. Notwithstanding the foregoing, nothing contained in this Section 7.10(a) shall prevent JCC from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Superior Proposal with respect to Seller, the System or the Assets, if and only to the extent that (i) JCC determines in good faith, based upon the written opinion of outside counsel to JCC (a copy of which is delivered to Buyer) that, failing to take such action would result in a breach of its fiduciary duties under applicable law; and (ii) prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, Seller notifies Buyer thereof in writing and gives Buyer an opportunity to match such Superior Proposal and (iii) prior to furnishing non-public information to such Person, Seller receives from such Person an executed confidentiality agreement on terms no less favorable to Seller than those contained in Seller's confidentiality agreement with Buyer. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide, written, unsolicited offer or proposal relating
                    ---- ----
to (A) a merger or other business combination involving Seller, or (B) the acquisition in any manner of any significant equity interest in, or a substantial portion of the Assets of Seller, in each case other than the transactions contemplated by this Agreement.

       (b) JCC shall not (i) withdraw or modify, or propose to withdraw or modify, the adoption, approval or recommendation by JCC of this Agreement; or
(ii) approve or recommend, or propose to approve or recommend, any Superior Proposal by any Person other than Buyer, unless (A) JCC determines in good faith, based upon the written opinion of outside counsel to JCC, that failure to take such action would result in a breach of its fiduciary duties under applicable law and (B) such Superior Proposal is determined in good faith (based upon a written opinion of an investment banking firm of national reputation) by JCC to be more favorable to the limited partners of Seller than the transactions provided for in this Agreement.

       (c) Seller will promptly (and in no event later than three Business Days after receipt of the relevant Superior Proposal), notify (which notice shall be provided orally and in writing and shall identify the Person making the Superior Proposal and set forth the material terms thereof) Buyer after receipt of any Superior Proposal meeting the standard set forth in clause (i) of Section 7.10(a) and will keep Buyer fully informed of the status and details of any such Superior Proposal. Seller shall give Buyer at least three days' advance notice of any information to be supplied to, and at least five days' advance notice of any agreement to be entered into with, any person making such Superior Proposal.

       SECTION 7.11.  SEC FILINGS.  (a) JCC shall prepare and as soon as
                      -----------
practicable, and in any event within 30 days after the date of this Agreement, file with the SEC a proxy statement (the "PRELIMINARY PROXY STATEMENT") comprising preliminary proxy materials of the Seller under the Exchange Act with respect to the transactions contemplated by this Agreement, and will thereafter use its best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive proxy statement (including all supplements and amendments thereto, the "PROXY STATEMENT") and proxy to be mailed to the partners of the Seller as promptly as practicable.

       (b) JCC will notify Buyer promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to the Preliminary Proxy Statement or for additional information.

       SECTION 7.12.  JCC RECOMMENDATION.  Subject to Section 7.10(b), the Proxy
                      ------------------
Statement shall include the affirmative recommendation of JCC that the partners of Seller approve the transactions contemplated by this Agreement.

       SECTION 7.13.  VOTE OF PARTNERS OF SELLER.  JCC shall take all action
                      --------------------------
necessary, in accordance with applicable law and its partnership agreement, to conduct a vote of the partners of Seller as promptly as practicable to consider the adoption and approval of this Agreement and the transactions contemplated hereby. The partnership vote required shall be the vote required pursuant to the partnership agreement of Seller. JCC (subject, in the case of a Superior Proposal, to its fiduciary duty, as advised by written opinion of outside counsel) shall, subject to compliance with applicable law, use commercially reasonable efforts to solicit from the partners of Seller, proxies in favor of adoption and approval of the transactions contemplated by this Agreement and to take all other commercially reasonable action necessary to secure the vote of such partners required to effect the transactions contemplated hereby. JCC agrees to vote in favor of this Agreement and the transactions contemplated hereby (subject, in the case of a Superior Proposal, to its fiduciary duty as advised by written opinion of outside counsel).

       SECTION 7.14.  SCHEDULES.  Five business days prior to the Closing Date,
                      ---------
Seller shall deliver to Buyer new Schedules 3.12(a), 3.12(c), 3.16 and 3.24(a)
                                  -----------------  -------  ----     -------
to this Agreement that are amended or supplemented to update the information contained therein in order to reflect any changes in the information contained therein resulting from events occurring after the date hereof and prior to the Closing Date.

       SECTION 7.15.   FEES FOR ENVIRONMENTAL ASSESSMENTS.  Seller shall pay
                       ----------------------------------
Buyer, on the earlier of the Closing Date or the date of termination of this Agreement, one-half of Buyer's cost of conducting Environmental Assessments of the Owned Real Property and the Leased Real Property.

       SECTION 7.16.   CITY OF ROSEVILLE FRANCHISE.   Seller shall assign to
                       ---------------------------
Buyer, the CATV Instruments and Authorizations associated with the City of Roseville franchise, free and clear of all "demerits", under the demerit system set forth in Ordinance No. 1822 of the Council of the City of Roseville.

       SECTION 7.17.  TERMINATION OF REVOLVING CREDIT AND TERM LOAN AGREEMENTS
                      --------------------------------------------------------
AND SECURITY INTERESTS.  Seller shall, on or prior to the Closing Date,
----------------------
terminate the Revolving Credit Agreement, dated February 28, 1996, by and between Seller and Colorado National Bank ("COLORADO NATIONAL BANK"), and all amounts due thereunder shall be paid in full, and any related notes, security agreements, mortgages or other agreements to which the Seller is a party shall be terminated (collectively, the "BANK LOAN DOCUMENTS").

       SECTION 7.18.   WAIVER OF JCC RIGHT OF FIRST REFUSAL.  Each of JCC, Jones
                       ------------------------------------
and Jones Intercable hereby agree that upon execution of this Agreement, its rights of first refusal under the Seller's Limited Partnership Agreement, with respect to the purchase of property of Seller, shall immediately terminate, including without limitation, any rights of first refusal that were granted in favor of any affiliates of either JCC, Jones or Jones Intercable.

       SECTION 7.19.  STODDARD/PACIFIC #2 AGREEMENT.  Seller shall use
                      -----------------------------
commercially reasonable efforts to obtain an amendment to Section 5(c) of the Cable Television Installation and Wiring Agreement, dated September 21, 1992, by and between Seller and Stoddard/Pacific #2 ("STODDARD") as follows:

Section 5(c) of the Cable Television Installation and Wiring Agreement is hereby amended and restated in its entirety as follows:

          (c)  MATV Service.  In the event Owner exercises the option referred
               ------------
     to in Section 5(a) hereof, for a period of one year immediately following such exercise, Operator shall connect the MATV to any Unit on the request of Owner or any Unit occupant and shall provide off-air television signals to such Unit at no charge to Owner or any Unit occupant.

       SECTION 7.20.  POLE ATTACHMENT AGREEMENTS.  (a) Seller shall use
                      --------------------------
commercially reasonable efforts to obtain an acknowledgment from Roseville Telephone Company that the pole attachment agreement by and between the Seller and Roseville Telephone Company is in full force and effect and that the term of such pole attachment agreement is for the term of the Seller's franchise to provide Cable Service in the area covered by such pole attachment agreement, including any renewal terms of such franchise (the "ROSEVILLE TELEPHONE COMPANY ACKNOWLEDGMENT").

          (b) Seller shall use commercially reasonable efforts to obtain an acknowledgment from Pacific Gas and Electric Company ("PG&E") that the pole attachment agreement by and between Seller and PG&E is in full force and effect and that the term of such agreement has been extended for the term of Seller's franchise to provide Cable Service in the area covered by such pole attachment agreement, including any renewal terms of such franchise (the "PG&E ACKNOWLEDGMENT").

       SECTION 7.21.  ASSIGNMENT BY JONES INTERCABLE.  On or prior to the
                      ------------------------------
Closing Date, Jones Intercable shall assign, and Seller shall assume, all rights and obligations of Jones Intercable in any asset or contract included in the Assets, including without limitation, the following contracts (the "JONES INTERCABLE ASSETS"):

            (a) Agreement, dated July 28, 1993, by and between Foothill Alarm System, Inc. and Jones Intercable;

          (b) Agreement, dated October 1, 1995, by and between Image Building Maintenance Concept and Jones Intercable;

          (c) Agreement, dated August 7, 1989, by and between Jones Intercable and one or more of its affiliates and Sierra Joint Community College; and

          (d) Easement and Right-of-Way, dated December 14, 1994, by and among Daniel W. Sanford and Barbara J. Sanford and Jones Intercable, Jones Spacelink and/or one or more of their controlled affiliates.

       SECTION 7.22.  MAIDU CENTER PAYMENT.  Seller shall make the $5,000
                      --------------------
payment required by Franchise Ordinance 1822, Section 31(e) for cablecasting from the Maidu Center (the "MAIDU CENTER PAYMENT").

       SECTION 7.23.  EASEMENT.  Seller shall use commercially reasonable
                      --------
efforts to obtain a written easement executed by Orla Swager for access to the property located at 510 Vine Avenue, Roseville, California.

                                   ARTICLE 8

                           COVENANTS OF BOTH PARTIES

       Buyer and Seller agree that:

       SECTION 8.1.  BEST EFFORTS; FURTHER ASSURANCES.  (a) Subject to the terms
                     --------------------------------
and conditions of this Agreement, Buyer and Seller will each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Assets (whether before or after the Closing).

       (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any of the Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

       SECTION 8.2.  CERTAIN FILINGS.  Seller and Buyer shall cooperate with one
                     ---------------
another (a) in determining whether any action by or in respect of, or filing with, any

Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any of the Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limitation, Seller and Buyer shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (the "HSR FILING") no later than fifteen (15) Business Days from the date hereof; and each such filing shall request early termination of the waiting period imposed by the HSR Act. Notwithstanding the foregoing, (i) in the event the Department of Justice or Federal Trade Commission make a second request for information in connection with the HSR Filing, neither Buyer nor Seller shall be obligated to comply with such second request, but rather may terminate this Agreement in accordance with Section 13.1 and (ii) Buyer shall not be required to agree to any consent decree or order in connection with any objections of the Department of Justice or the Federal Trade Commission to the transactions contemplated by this Agreement.

       SECTION 8.3.  PUBLIC ANNOUNCEMENTS.  No party hereto shall make any
                     --------------------
public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and content of any such announcement; provided however, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or as required by any Legal Requirement.

                                   ARTICLE 9

                                  TAX MATTERS

       SECTION 9.1.  TAX DEFINITIONS. The following terms, as used herein, have
                     ---------------
the following meanings:

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the Closing Date.

       "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing.

       "TAX" means any net income, alternative or add-on minimum tax, documentary stamp tax, escheat, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital, paid-up capital, profits, greenmail, license, withholding on amounts paid to or by Seller or the System, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

       SECTION 9.2.  TAX REPRESENTATIONS.  Seller hereby represents and warrants
                     -------------------
to Buyer that:

       (a) Seller has timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by or on behalf of Seller.

       (b) Seller has timely paid all Taxes payable by it for the Pre-Closing Tax Period which are required to be paid on or prior to the Closing Date, the non-payment of which could result in a Lien on any Asset, could otherwise adversely affect the System or could result in Buyer or any Affiliate of Buyer becoming liable or responsible therefor.

       (c) Seller has established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the System and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which could result in a Lien on any Asset, could otherwise adversely affect the System or could result in Buyer or any Affiliate of Buyer becoming liable therefor.

       (d) Seller has not received any written notice of audit, deficiency or assessment with respect to any Tax, the nonpayment of which could result in a Lien on any Asset, could otherwise adversely affect the System or could result in Buyer or any Affiliate of Buyer becoming liable therefor.

       (e) Schedule 9.2 sets forth the states with which Seller has filed any
           ------------
Tax return relating to the System.

       SECTION 9.3.  TAX COOPERATION AND OTHER TAX MATTERS.  (a) Buyer and
                     -------------------------------------
Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets and the System as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the System for any Pre-Closing Tax Period.

       (b) All real property taxes, personal property taxes and similar ad
                                                                        --
valorem obligations levied with respect to the Assets for a taxable period which
-------
includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.3(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 15 days after delivery of such statement to the extent that the amount has not been taken into account as "Current Assets" or "Total Liabilities," as the case may be, in determining the adjustments to the Purchase Price under Section 2.5(b). Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, to the extent that the proportionate amount has not been taken into account as "Total Liabilities" in determining the adjustments to the Purchase Price under Section 2.5(b), Seller shall also remit to Buyer prior to the due date of assessment, payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. Buyer shall notify Seller upon receipt of any bill for real or personal property taxes relating to the Assets, part or all of which are attributable to the Pre-Closing Tax Period, and shall promptly deliver such bill to Seller who, to the extent that the amount due under such bill has not been taken into account as "Total Liabilities" in determining the adjustments to the Purchase Price under Section 2.5(b) and such amount relates solely to the Pre-Closing Tax Period, shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period and the Post-Closing Tax Period, to the extent that the porportionate amount has not been taken into account as "Total Liabilities" in determining the adjustments to the Purchase Price under Section 2.5(b), Seller shall remit to Buyer prior to the due date of assessment, payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 9.3(b), and to the extent that the amount has not been taken into account as "Current Assets" or "Total Liabilities," as the case may be, in determining the adjustments to the Purchase Price under Section 2.5(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

       (c) In the case of any Taxes (other than any real property taxes, personal property taxes and similar ad valorem obligations) that are payable for
                                    -- -------
a taxable period that includes (but does not end on) the Closing Date, the amount of such Taxes attributable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

       (d) Any transfer, documentary stamp tax, sales, use or other Taxes assessed upon or with respect to the transfer of the Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

       (e) At the Closing, Seller shall deliver to Buyer a certificate as required by Treasury regulations Section 1.1445 to the effect that Seller is not a "foreign person" as defined in Section 1445 of the Code.

       (f) Seller shall not take or omit to take any action out of the ordinary course of business or inconsistent with past practice if such action or omission would have the effect of increasing the Tax liability relating to the System, the Buyer, or any of Buyer's Affiliates.

                                  ARTICLE 10

                               EMPLOYEE BENEFITS

       SECTION 10.1.  EMPLOYEE BENEFITS DEFINITIONS.  The following terms, as
                      -----------------------------
used herein, having the following meanings:

       "EMPLOYEE PLANS" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates (as defined below) and (iii) covers any employee of Seller or any of its ERISA Affiliates.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA AFFILIATE" of any entity means any other entity which, together with Seller, would be treated as a single employer under Section 414 of the Code.

       "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

       SECTION 10.2.  EMPLOYEE BENEFIT REPRESENTATIONS.  Seller hereby
                      --------------------------------
represents and warrants to Buyer that:

       (a) Neither Seller nor any ERISA Affiliate of Seller has ever been a party to, contributed to, or been obligated to contribute to a Multiemployer Plan. No Employee Plan is subject to Title IV of ERISA. Neither Seller nor any of Seller's ERISA Affiliates has incurred any liability under Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates.

       (b) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

       (c) Schedule 10.2(c) includes a list of each employment, severance or
           ----------------
other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation or sick benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its Affiliates and (iii) covers any U.S. employee of the System. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to Buyer are hereinafter referred to collectively as the "BENEFIT ARRANGEMENTS." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

       (d) With respect to the employees of the System, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

       (e) The Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

       (f) Except as set forth on Schedule 10.2(f), no Transferred Employee will
                                  ----------------
become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

       (g) Except as set forth on Schedule 10.2(g) attached hereto, each
                                  ----------------
Employee Plan complies and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code, including, without limitation, the satisfaction of all applicable reporting, disclosure, fiduciary and tax qualification requirements under ERISA and the Code. All statements and disclosures made on documents or forms filed or distributed pursuant to the applicable reporting and disclosure requirements under ERISA and the Code have been true and complete in all material respects and have been filed or distributed timely. No excise tax liability has been incurred with respect to any Employee Plan. Each Employee Plan is, and has been, operated and administered in accordance with the appropriate written plan documents.

       (h) All communications with respect to each Employee Plan by any person having the requisite authority to make such communications, reflect and always have reflected accurately the plan documents and operations of each such Employee Plan. To the knowledge of Seller, there have been no written statements or communications and no oral statements or communications made to any employee of the System in any form by any Person (including, without limitation, any officer, director or other employee) (having the requisite authority to do so) of the Seller or its Affiliates) which provide for or could be construed as a contract or promise by either Seller or any ERISA Affiliate to provide for any pension, welfare or other insurance type benefits to any employee of the System, whether before or after retirement, other than benefits under the Employee Plans or Benefit Arrangements.

       (i) Neither Seller nor any ERISA Affiliate has contributed to a non-conforming group health plan (as that term is defined in Code section 5000(c)) or incurred any tax liability under Code section 5000(a).

       (j) Neither Seller nor any Affiliate shall make or cause to be made to any employee of the System, and there has not been made to any former employee of the System, any payment in the form of wages or other consideration pursuant to any employment agreement or Benefit Plan that was (in the case of payments made prior to Closing) or will (in the case of payments made after Closing), constitute in the aggregate an "excess parachute payment" (within the meaning of Section 280G(b) of the Code) as a consequence in whole or in part of this Agreement, or thereafter, as a consequence of any change in the ownership or effective control of the System or any change in the ownership of a substantial portion of the System's assets.

       (k) Seller or its ERISA Affiliates have made all payments and contributions to all Employee Plans on a timely basis as required by the terms of each such plan and any applicable law or regulation. All such payments and contributions have been deducted fully by Seller or its Affiliates for federal income tax purposes. Such deductions have not been challenged or disallowed by any Governmental Authority and Seller has no reason to believe that such deductions are not properly allowable. Seller and its ERISA Affiliates have funded or will fund each Employee Plan in accordance with the terms of each such plan and have paid all applicable premiums on any insurance contract funding any Employee Plan or Benefit Arrangement.

       SECTION 10.3.  EMPLOYEES AND OFFERS OF EMPLOYMENT.  (a) Buyer may, but
                      ----------------------------------
shall have no obligation to, offer employment to any of the current employees of the System pursuant to this Section 10.3(a). Not less than seventy-five (75) days prior to the Closing Date, Seller shall provide to Buyer a list of all then Active Employees of the System, showing then-current positions and rates of compensation. Not less than forty-five (45) days prior to the Closing Date, Buyer will notify Seller in writing which employees will be hired by Buyer or its Affiliates ("BUYER'S LIST"). On the Closing Date, Buyer shall offer employment to all Active Employees of the System on Buyer's List; provided, that
                                                                  --------
Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer; and, provided further, that in the case of an employee who is on short term disability leave, an authorized leave of absence (including a leave of absence under the Family and Medical Leave Act), military service or lay-off with recall rights as of the Closing Date, such offer of employment shall be made as of the date that such leave, military service or lay-off ends. For purposes of this Article 10, the term "ACTIVE EMPLOYEE" shall also include any Person who, on the Closing Date, is actively employed by Seller and who is on short-term disability leave, authorized leave of absence (including a leave of absence under the Family and Medical Leave Act), military service or lay-off with recall rights as of the Closing Date, but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and report for work with Buyer on the day after Closing are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES". Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any

Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

       (b) With respect to each Transferred Employee:

          (i) Buyer shall recognize, for purposes of eligibility to participate in its "employee welfare benefit plans" (as that term is defined in ERISA section 3(1)), the service of any Transferred Employee with Seller or its ERISA Affiliates prior to the Closing Date.

          (ii) Buyer shall recognize, for purposes of eligibility to participate, early commencement of benefits, and vesting (but not for purposes of benefit accrual) under its "employee pension benefit plans" (as that term is defined in ERISA section 3(2)), the service of any Transferred Employee with Seller or its ERISA Affiliates prior to the Closing Date.

          (iii) Seller and Buyer agree that the responsibilities for payroll taxes with respect to Transferred Employees shall be assigned under the Alternative Procedure described in Section of 5 of Rev. Proc. 96-60.

       SECTION 10.4.  SELLER'S EMPLOYEE BENEFIT PLANS.  (a) Seller shall retain
                      -------------------------------
all obligations and liabilities under the Employee Plans and Benefit Arrangements. Accrued benefits or account balances of Transferred Employees under the Seller's Employee Plans and Benefit Arrangements shall be fully vested as of the Closing Date.

       (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date, including, without limitation, liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

       (c) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by a Benefit Arrangement, until such time, (if any) that, in the case of a Transferred Employee, such Person commences full-time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. Notwithstanding the foregoing, with respect to any medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date.

       (d) Seller shall be responsible, and Buyer shall have no responsibility, for all severance obligations to all employees who do not become Transferred Employees.

       (e) Seller shall be responsible for satisfying obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, to provide continuation coverage and notice of such coverage to employees of the System and their eligible dependents who suffer a "qualifying event" on or prior to the Closing Date. Such continuation coverage shall be identical to the coverage provided to Seller's employees and their eligible dependents immediately prior to the Closing Date. Seller will provide such coverage through: (i) the maintenance of their existing group health insurance contracts; (ii) the conversion of group coverage to individual policies; (iii) other available commercial insurance arrangements; (iv) an arrangement funded by the general assets of Seller; or (v) any combination of the above; provided, however, that the cost charged to such employee and their eligible dependents for that coverage shall not exeed the "applicable premium" (as that term is defined in Section 604 of ERISA) that would have been charged for COBRA continuation coverage by Seller immediately prior to the Closing Date. To the extent that the cost of providing such coverage exceeds that applicable premium, Seller shall bear any additional cost. Seller's obligations pursuant to this paragraph shall continue for the full continuation period set forth in Section 602(2)(A) of ERISA, without regard to the application of Section 602(2)(B) of ERISA.

       (f) Seller shall be responsible for satisfying obligations under Part 7 of Subtitle B of Title I of ERISA and Section 9801 and 4980D of the Code, to provide certifications of coverage to employees of the System and their eligible dependents who become entitled to such certifications as a result of a termination of coverage or employment occurring on or prior to the Closing Date.

       SECTION 10.5.  NO THIRD PARTY BENEFICIARIES.  No provision of this
                      ----------------------------
Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or any of its Affiliates and no provision of this
Article 10 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                  ARTICLE 11

                             CONDITIONS TO CLOSING

       SECTION 11.1.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.  The
                      -------------------------------------------
obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver of the following conditions:


       (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

       (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

       (c) Buyer and Seller shall have received all Required Consents in connection with the Material Contracts (other than for pole agreements) and all Franchise Approvals, and no such Franchise Approval or Required Consent shall have been revoked.

       (d) The partners of Seller shall have voted to approve the transactions contemplated by this Agreement in accordance with their respective partnership agreements.

       SECTION 11.2.  CONDITIONS TO OBLIGATION OF BUYER.  The obligation of
                      ---------------------------------
Buyer to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

       (a)(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto, shall have been true as of the date hereof and shall be true at and as of the Closing Date in all material respects, as if made at and as of such date, except for changes permitted or contemplated by this Agreement and insofar as any representation or warranty is made specifically as of the date of this Agreement or other specified earlier date, and (iii) Buyer shall have received a certificate signed by an appropriate executive officer of Seller to the foregoing effect.

       (b) Buyer shall have received an opinion of Elizabeth Steele, Vice President and General Counsel of Jones Intercable and counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

       (c) Buyer shall have received an opinion of Cole, Raywid & Braverman, Seller's FCC counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

       (d) The System shall have as of the Closing Date, at least (i) 19,000 Basic Subscribers, (ii) 24,523 Homes Passed, and (iii) Total Revenue From All Subscribers of at least $1,724,819. If Buyer shall waive the condition set forth in this paragraph (d), Buyer shall nevertheless be entitled to the benefit of the adjustments to the Purchase Price described in Article 2, including without limitation to the full extent set forth in Section 2.5(b).

       (e) There shall have been no material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the business of the System, including without limitation, as to the System's rate regulation position (provided that, certification of a local Franchising Authority shall not, by itself, constitute a material adverse change in the business, assets, condition (financial or otherwise) or results of operation of the business of the System), other than (i) a change arising out of general economic conditions in the United States, (ii) any change affecting the United States cable industry as a whole, including any change arising from legislation, litigation, rulemaking or regulation, any of which affects the United States cable industry as a whole or (iii) competition caused by or arising from any Multi-Channel Video Service providers who are currently competing with, have the legal authorization, pursuant to a franchise or license, to compete with, or have announced their intention to compete with the Seller, and which are set forth on Schedule 3.27.
         -------------

       (f) Buyer shall have entered into, or received a valid assignment of, a retransmission consent agreement with each broadcaster whose signal is carried on the System at the Closing who did not make a so-called "must carry" election under the Cable Act on terms and conditions reasonably acceptable to Buyer, including without limitation, with respect to channel KTXL.

       (g) Buyer shall have conducted an Environmental Assessment of the Owned Real Property and the Leased Real Property, which audit will identify and delineate, to the fullest extent possible, all Environmental Liabilities in connection with such Owned Real Property and the Leased Real Property and which Assessment shall be satisfactory to the Buyer in its reasonable discretion. For purposes of this provision, an "ENVIRONMENTAL ASSESSMENT" means: (i) a Phase I report in accordance with a scope of work provided by Buyer, and (ii) if warranted by the facts discovered in the Phase I report, in Buyer's sole discretion, a Phase II report in order to identify the existence and extent of Hazardous Substances at the Owned Real Property and the Leased Real Property or in buildings or other structures on such Owned Real Property and the Leased Real Property. Such a Phase II report shall include, but shall not be limited to, the physical sampling and analytical analysis necessary to determine the existence and extent of particular types of contamination.

       (h) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Assets.

       (i) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any arbitrator or Governmental Authority and be pending.

       (j) Seller shall have obtained a franchise renewal agreement with each of the City and the County, on terms and conditions reasonably satisfactory to Buyer.

       (k) Buyer shall have received evidence satisfactory to it that the Bank Loan Documents have been terminated, and that any security interest granted and any Financing Statements (or any amendments, modifications or continuations thereof) issued in favor of either Colorado National Bank or PNC Bank (successor by merger to Provident National Bank) in connection with the Bank Loan Documents have been terminated.

       (l) Buyer shall have entered into license agreements for pole attachments with each of the parties (other than Seller) to the license agreements for pole attachments listed on Schedule 3.12 or provided for or made alternative
                      -------------
arrangements reasonably acceptable to Buyer for use of such pole attachments without violation of any Legal Requirement.

       (m) The Jones Intercable Assets shall have been transferred to Seller as provided in Section 7.21 hereof.

       (n) Seller shall provide Buyer with written evidence, reasonably satisfactory to Buyer, that the Maidu Center Payment has been made.

       SECTION 11.3.  CONDITIONS TO OBLIGATION OF SELLER.  The obligation of
                      ----------------------------------
Seller to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

       (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, shall have been true as of the date hereof and shall be true at and as of the Closing Date in all material respects, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an appropriate executive officer of Buyer to the foregoing effect.

       (b) The Subscriber/Revenue Adjustment shall not exceed the amount of $2,000,000; provided however, that in the event the Subscriber/Revenue Adjustment exceeds the amount of $2,000,000 and Buyer agrees to limit the amount of the actual Subscriber/Revenue Adjustment to $2,000,000, then the condition set forth in this Section 11.3(b) shall be deemed waived by Seller.

       (c) Seller shall have received an opinion of the Deputy General Counsel of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

       (d) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any arbitrator or Governmental Authority and be pending.

                                  ARTICLE 12

                           SURVIVAL; INDEMNIFICATION

       SECTION 12.1.  SURVIVAL.  The representations and warranties of the
                      --------
parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2 and 3.9 shall survive indefinitely and the representations and warranties set forth in Section
3.19 and Articles 9 and 10 shall survive until the later of the third anniversary of the Closing Date or 60 days following the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

       Section 12.2.  INDEMNIFICATION.  (a) Seller hereby indemnifies Buyer and
                      ---------------
its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "LOSS") incurred or suffered by Buyer or any of its Affiliates arising out of:

            (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement;

            (ii) any Excluded Liability or Excluded Asset, including without limitation, the failure of Seller to perform any Excluded Liability or any obligation or liability of Seller relating to the Excluded Assets; or

            (iii) the failure of Seller to comply with any applicable bulk sales laws.

       (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates arising out of:

            (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement; or

            (ii) the failure of Buyer to perform any Assumed Liability.


       SECTION 12.3.  CONDUCT OF INDEMNIFICATION PROCEEDINGS.  In case any
                      --------------------------------------
proceeding or claim (including any governmental investigation) shall be instituted or asserted involving any Person in respect of which indemnity may be sought pursuant to Section 12.2, such Person (the "INDEMNIFIED PARTY") shall promptly notify the Person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

       SECTION 12.4.   ESTABLISHMENT OF LOSSES.
                       -----------------------

       (a) The Indemnifying Party and the Indemnified Party may agree in writing, at any time, as to the existence and amount of a Loss, and upon execution of such agreement, such Loss shall be deemed established.

       (b) A Loss shall be deemed established pursuant to Section 12.3 upon the earlier of (i) the resolution of said claim by the Indemnifying Party with the claimant, or (ii) the termination of the defense by the Indemnifying Party against such claimant or the failure of the Indemnifying Party to prosecute such defense in good faith in a diligent manner. The Indemnified Party shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events.

       (c) In the event an Indemnified Party asserts the existence of any Loss, the Indemnified Party shall provide prompt written notice to the Indemnifying Party of the nature and amount of such Loss. If the Indemnifying Party, within a period of ten (10) days after the giving of notice of such Loss, does not give notice to the Indemnified Party that it contests such Loss, such assertion by the Indemnified Party shall be deemed accepted and the amount of the Loss shall be deemed established. In the event that an Indemnifying Party contests the assertion of a Loss, then the contested assertion of such Loss shall be settled by arbitration to be held in Sacramento, California, in accordance with the rules of the American Arbitration Association then obtaining. The determination of the arbitrator(s) shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Loss, if any, shall be deemed established.

       SECTION 12.5.  PAYMENT OF LOSSES.  The Indemnifying Party hereby agrees
                      -----------------
to pay the amount of established Losses to the Indemnified Party in cash, within five (5) days after establishment thereof. Any amounts required to be paid but not paid by the Indemnifying Party when due under this subsection shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of (i) two percent (2%) over Prime Rate, or (ii) the highest legal rate permitted by applicable law.

       SECTION 12.6.   LIMITATION ON INDEMNITY CLAIMS.  Claims for
                       ------------------------------
indemnification from Losses arising solely by reason of any misrepresentation or breach or nonfulfillment of any representation, warranty or covenant shall not be payable hereunder unless such claims exceed, on a cumulative basis, the sum of $25,000 (the "BASKET AMOUNT") and in the event they exceed the Basket Amount, shall be payable from the first dollar thereof. The relief to Seller from claims as set forth in this Section shall not apply to Losses described in
Section 12.2(a)(ii) or (iii) or claims arising out of any violation of Section
7.4 of this Agreement.

                                  ARTICLE 13

                                  TERMINATION

       SECTION 13.1.  TERMINATION.  This Agreement may be terminated at any time
                      -----------
prior to the Closing:

       (a) by mutual written agreement of Seller and Buyer;

       (b) by either Seller or Buyer if the Closing shall not have been consummated on or before December 31, 1998;

       (c) by the Seller (upon payment of any amount due pursuant to Section 13.3) or by Buyer if, pursuant to the partners' vote referred to in Section 7.13, the transactions contemplated hereby that require such approval shall fail to be approved and adopted by the affirmative vote specified herein;

       (d) by either Buyer or Seller if it has received any communication from either the Department of Justice or Federal Trade Commission (such communication to be confirmed to the Seller) indicating that either the Department of Justice or Federal Trade Commission has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement.

       (e) by either Buyer or Seller in the event the Department of Justice or Federal Trade Commission makes a second request for information in connection with the HSR Filing;

       (f) by either Seller or Buyer if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority; or

       The party desiring to terminate this Agreement pursuant to clauses (b),
(c), (d), (e) or (f) shall give notice of such termination to the other parties.

       SECTION 13.2.  EFFECT OF TERMINATION.  If this Agreement is terminated as
                      ---------------------
permitted by Section 13.1, such termination, subject to Section 13.3, shall be without liability of either party (or any partner, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful
           --------
failure of either party to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by either party to this Agreement of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 14.3 shall survive any termination hereof pursuant to Section 13.1.

       Section 13.3.  BREAK-UP FEE.  In order to induce Buyer to enter into the
                      ------------
Agreement, Seller will agree that if (i) JCC fails to vote in favor of or fails to recommend to each of the partners of Seller that they vote in favor of consummating the transactions contemplated in this Agreement and the partners of Seller fail to approve the transactions contemplated in this Agreement or (ii) the partners of Seller fail to approve the transactions contemplated by this Agreement as a result of a Superior Proposal, which Superior Proposal is received on or after the date of the Agreement and prior to the vote of the partners of Seller, to purchase the Assets and/or the System or any transaction having a similar effect, Seller shall pay Buyer a break-up fee (the "BREAK-UP FEE") in an amount equal to the greater of (A) five percent of the Purchase Price or (B) five percent of the purchase price under the Superior Proposal. The Break-Up Fee shall be paid in immediately available funds no later than five business days after the termination of this Agreement.

                                  ARTICLE 14

                                 MISCELLANEOUS

       SECTION 14.1.  NOTICES.  All notices, requests and other communications
                      -------
to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

       if to Buyer, to:

            Comcast Corporation
            1500 Market Street
            Philadelphia, PA 19102-2148
            Attention:  General Counsel
            Telecopy:  (215) 981-7794
       if to Seller, JCC, Jones or Jones Intercable to:

            IDS/Jones Growth Partners 87-A, Ltd.
            c/o Jones Intercable, Inc.
            9697 East Mineral Avenue
            Englewood, CO  80112
            Attention: President
            Telecopy:  (303) 799-1644

            with a copy to:

            Legal Department
            c/o Jones Intercable, Inc.
            9697 East Mineral Avenue
            Englewood, CO  80112
            Attention:  General Counsel
            Telephone: (303) 792-3111
            Telecopy:   (303) 799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

       SECTION 14.2.  AMENDMENTS AND WAIVERS.  (a) Any provision of this
                      ----------------------
Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

       (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       SECTION 14.3.  EXPENSES.  Except as otherwise provided herein (including
                      --------
without limitation Article 13), costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. The HSR Act filing fee will be paid one-half by Buyer and one-half by Seller.

       SECTION 14.4.  SUCCESSORS AND ASSIGNS.  The provisions of this Agreement
                      ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate
                                   --------
or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that Buyer may, without the consent of Seller, transfer or assign, in whole or from time to time in part, the right to purchase all or a portion of the Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

       SECTION 14.5.  GOVERNING LAW.  This Agreement shall be governed by and
                      -------------
construed in accordance with the law of the State of Colorado (and United States law, to the extent applicable), without regard to the conflicts of law rules of such state.


       SECTION 14.6.  SPECIFIC PERFORMANCE; REMEDIES CUMULATIVE.  (a) Seller
                      -----------------------------------------
recognizes that the Assets and the System cannot be readily obtained in the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agree that Buyer shall have the right to obtain specific performance of the terms of this Agreement.

       (b) The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

       SECTION 14.7.  COUNTERPARTS; EFFECTIVENESS.  This Agreement may be signed
                      ---------------------------
in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

       SECTION 14.8.  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.  This
                      -------------------------------------------
Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.


       SECTION 14.9.  CAPTIONS.  The captions herein are included for
                      --------
convenience of reference only and shall be ignored in the construction or interpretation hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                            COMCAST CORPORATION

                            By:____________________________
                            Title:  Vice President
                                   ----------------------------------------

                            IDS/JONES GROWTH PARTNERS 87-A, LTD.

                            By:  Jones Cable Corporation,
                                 managing general partner

                                 By:____________________________
                                 Title:__________________________

                            JONES INTERNATIONAL, LTD.

                            By:____________________________
                            Title:_________________________________________

                            JONES INTERCABLE, INC.

                            By:____________________________
                            Title:___________________________

                                   EXHIBIT A

                                   GUARANTY
                                   --------

  THIS GUARANTY, made as of this ____ day of _________, 1998 by Jones Intercable, Inc., a Colorado corporation (the "Guarantor"), with an address of 9697 East Mineral Avenue, Englewood, Colorado 80112.

                                  WITNESSETH:

  Jones Cable Corporation ("JCC") is the general partner of IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership (the "Seller") and a wholly owned subsidiary of the Guarantor. Each of the Seller, Jones International, Ltd. ("Jones") and JCC now have and are expected to have various liabilities and obligations to Comcast Corporation or its assignee (the "Company") under an Asset Purchase Agreement dated as of the date hereof among the Company, the Guarantor, the Seller, JCC and Jones (the "Agreement"). Terms not otherwise defined herein shall have the meaning set forth in the Agreement. All liabilities and obligations of the Seller, JCC and Jones to the Company under the Agreement, both now existing and hereafter arising, are hereinafter referred to collectively as the "Obligations." Guarantor will benefit from the transactions pursuant to which the Obligations are incurred, and the Company would be unwilling to enter into the Agreement without having received this Guaranty.

  NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, Guarantor hereby agrees as follows:

  1. Guarantor hereby unconditionally and irrevocably guarantees to the Company the punctual payment and performance of all of the Obligations. Any sum due by Guarantor under any provisions of this Guaranty shall thereafter bear interest until paid at the rate which is two percent (2%) per annum in excess of the Prime Rate or, if less, the highest rate permitted by applicable law.

  2. Guarantor hereby, to the fullest extent permitted by law: waives notice of acceptance of this Guaranty, waives presentment, demand, notice or protest of any kind, waives giving of any notice of default or other notice to, or making any demand on, anyone (including, without limitation, Company and Guarantor) liable in any manner for the payment of any Obligations.

  3. The obligations and agreements of Guarantor under this Guaranty are primary, absolute, independent, irrevocable and unconditional. This is an agreement of suretyship as well as of guaranty, and without being required to proceed first against Seller, JCC or Jones or any other person or entity, the Company may proceed directly against Guarantor (without the necessity of joining Seller, JCC or Jones in any action brought against Guarantor) whenever Seller, JCC or Jones fails to make any payment when due relating to the Obligations or fails to perform any Obligation now or hereafter owed to the Company. This Guaranty shall remain in full force and effect until all Obligations have been indefeasibly paid in full to the Company and performed and until all such sums or other things of value received by the Company are not subject to rescission or repayment upon the bankruptcy, insolvency or reorganization of Seller,

JCC or Jones, as applicable, and if any such sums are rescinded or repaid, then, to such extent, Seller, JCC or Jones, as applicable, shall not, for the purposes of this Guaranty, be deemed to have paid such amounts or things of value, and Guarantor shall remain liable for the payment thereof.

  4. The obligations of Guarantor under this Guaranty shall remain in full force and effect, and shall not be negated or impaired, irrespective of (a) the impossibility or the illegality of performance on the part of Seller, JCC or Jones of the Obligations, (b) any defense that may arise by reason of the incapacity or lack of authority of Guarantor or the failure of the Company to file or enforce a claim against the estate of Seller, JCC or Jones, as applicable, in any bankruptcy or other proceeding, (c) the involvement of Seller, JCC or Jones in any bankruptcy, reorganization, insolvency or any other proceedings, or (d) any other circumstances, occurrence or condition, whether similar or dissimilar to any of the foregoing, which might otherwise constitute a legal or equitable defense, discharge or release of a guarantor or surety.

  5. Guarantor represents and warrants that (a) Guarantor has the full power, authority and legal right to enter into, execute and deliver this Guaranty; and
(b) this Guaranty is a valid and binding obligation of Guarantor, and is fully enforceable against Guarantor in accordance with its terms. Guarantor represents and warrants that the documents and reports which Guarantor has filed pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations promulgated thereunder conform in all material respects to the requirements of the Act and such rules and regulations and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

  6. Any notice, demand, request or other communication which the Company may desire to give to Guarantor with respect to this Guaranty shall be deemed sufficient if in writing and mailed by certified or registered mail, postage prepaid, addressed to Guarantor at the address of Guarantor set forth in the heading of this Guaranty or such other address of which the Company has received any notice pursuant to the provisions of this paragraph. No change of address by Guarantor shall be effective as against the Company unless Guarantor shall have advised the Company of the change of address by a written notice thereof mailed to the Company by registered or certified mail, return receipt requested, postage prepaid, and the Company shall have actually received such notice.

  7. All rights and remedies of the Company under this Guaranty or law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. The enumeration in this Guaranty of any waivers or consents by Guarantor shall not be deemed exclusive of any additional waivers or consents by Guarantor which may be deemed to exist in law or equity. No delay or omission by the Company in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment of this Guaranty shall be deemed made by the Company unless in writing and duly signed by the Company. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of the Company, and no single or partial exercise of any right or remedy under this Guaranty shall preclude any other or further exercise thereof or any other right or remedy.

  8. Guarantor will reimburse the Company, upon demand, for all reasonable expenses incurred in connection with the collection and/or enforcement of this Guaranty (including, without limitation, attorneys' fees) whether or not suit is actually instituted.

  9. This Guaranty shall be a continuing Guaranty and shall be binding upon Guarantor, and Guarantor's successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Notwithstanding the foregoing, Guarantor may not assign any of its obligations under this Guaranty.

  10. If any provision of this Guaranty is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Guaranty shall remain in full force and effect and shall be liberally construed in favor of the Company in order to effect the provisions of this Guaranty.

  11. This Guaranty is being delivered in, and shall be governed by and construed according to the laws of, the State of Colorado applicable to contracts wholly performed within such jurisdiction.

  12. Guarantor shall, from time to time upon request by the Company, execute, acknowledge and deliver to the Company, promptly after such request and at no expense to the Company, such other documents and instruments as the Company shall request in order to effectuate the provisions of this Guaranty.

  IN WITNESS WHEREOF, Guarantor has executed this Guaranty the day and year first above written.

                            JONES INTERCABLE, INC.


                            By:_________________________
                               Name:
                               Title:

                                   EXHIBIT B


                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT



       KNOW ALL MEN BY THESE PRESENTS, that IDS/JONES GROWTH PARTNERS 87-A, LTD., a Colorado limited partnership ("Assignor"), pursuant to that certain Asset Purchase Agreement dated as of ___________ among COMCAST CORPORATION, a Pennsylvania corporation ("Buyer"), Assignor, JONES INTERNATIONAL, LTD., a Colorado corporation, JONES CABLE CORPORATION, a Colorado corporation, and JONES INTERCABLE, INC., a Colorado corporation (the "Asset Purchase Agreement"), for the consideration set forth in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, has this day assigned and transferred and does hereby assign and transfer to Sacramento Cable Television d/b/a Comcast Cablevision of Sacramento, a California general partnership ("Assignee") an assignee of Buyer, effective 11:59 p.m. (local California time) on the date hereof, all of Assignor's right, title and interest in, to and under the Authorizations and Contracts (as defined in the Asset Purchase Agreement).

       Assignee hereby accepts said assignment and hereby assumes and agrees to perform, comply with and be bound by all terms, covenants and conditions of the Authorizations and Contracts with respect to the period of time from and after 11:59 p.m. (local California time) on the date hereof, except for any such terms, covenants or conditions which are Excluded Liabilities (as defined in the Asset Purchase Agreement), in the same manner and with the same force and effect as if Assignee had originally executed such documents.

       Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of Seller or Buyer set forth in the Asset Purchase Agreement. This Agreement is intended only to effect the assignment of certain contracts and commitments and the assumption of certain liabilities pursuant to the Asset Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Asset Purchase Agreement.

       This Assignment and Assumption Agreement shall be constued in accordance with and governed under the laws of the State of Colorado.

       This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

       IN WITNESS WHEREOF, Assignor and Assignee, intending to be legally bound hereby, have caused this instrument to be executed and delivered this _____ day of _____________, 1998.


                            IDS/JONES GROWTH PARTNERS 87-A, LTD.

                            By:  JONES CABLE CORPORATION,
                                 managing general partner

                                 By:____________________________
                                 Title:_________________________



                            SACRAMENTO CABLE TELEVISION

                            By: Comcast Cablevision of Sacramento, Inc., a general partner

                                 By:_____________________________
                                 Title:__________________________

                                  EXHIBIT "C"


                             FORM OF BILL OF SALE
                             --------------------



          Pursuant to a certain Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), dated _______, 1998, by and among IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership ("SELLER"), Comcast Corporation, a Pennsylvania corporation and certain other related parties, this Bill of Sale is made this ___ day of ________, 1998 by Seller. Capitalized words used but not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.


                                  WITNESSETH:

          WHEREAS, pursuant to the Asset Purchase Agreement, Seller has agreed to convey, assign, transfer and deliver to Comcast Cablevision of Sacramento, a California general partnership ("Transferee"), an assignee of Buyer, and Transferee has agreed to purchase and accept as of the date hereof, certain assets relating to the System.

          NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, does hereby irrevocably sell, assign, convey, transfer, deliver and set over to Transferee, all of Seller's right, title and interest in, to and under the Assets, but excluding any Excluded Assets, including, but not limited to, the following:

          (a) All Authorizations;

          (b) All interests in real property, including without limitation, all appurtenances, towers and fixtures located thereon, rights-of-way, easements and other real property interests owned or leased by Seller;

          (c) All tangible personal property, including, without limitation, all electronic devices, towers, satellite dishes, antenna, downleads, trunk and distribution pedestals, grounding and pole hardware, cable system plant, machinery, installed subscribers' devices (including, without limitation, drop lines, converters, and encoders, transformers and fittings), headends, origination, transmission and distribution systems and equipment, maps, internal wiring, hardware, tools, inventory, spare parts, motor vehicles, supplies, test and closed circuit devices, earth stations and microwave equipment and systems and furniture, furnishings and office equipment used in the System;

           (d) All claims and rights of every kind arising out of or related to all contracts, leases of real and personal property (both as lessor and lessee), agreements, non-governmental licenses, orders for service to be provided by the System and understandings in connection with the System and to which Seller or any Affiliate of

Seller is a party, including without limitation, all pole attachment and conduit agreements, wire crossing agreements, subscriber agreements, retransmission consent agreements and other agreements, written or oral, to which Seller or any Affiliate of Seller is a party and which relate to the System, except for those agreements that are Excluded Assets;

           (e) All business records of Seller regardless of the medium of storage relating to the System, including without limitation, all schematics, blueprints, working drawings, engineering data, engineering drawings, reports, design information, specifications, maintenance manuals, test procedures, current customer and subscriber lists, maps, reports, plans, projections, statistics, promotional graphics, original art work, mats, plates, negatives, advertising, marketing or related materials, files, manuals and records, lists of all pending subscriber hook-ups, disconnect and repair orders and supply orders, and all other technical, accounting and financial information concerning the System;

           (f) All deposits with respect to the Authorizations or with respect to any bonding or surety arrangements;

           (g) All rights, claims and causes or action against third parties, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties;

           (h) All accounts receivable, notes receivable and prepaid expenses, as well as insurance and indemnity claims with respect to the Assets;

           (i) All goodwill associated with the System and the Assets; and

           (j) All other assets of whatever nature and wherever located, and owned, used or held for use by the Seller or any Affiliate of Seller in connection with the System.

          TO HAVE AND TO HOLD the same unto Transferee, its successors and assigns forever; provided, however, that no Assets (1) which are incapable of
                 --------  -------
assignment or transfer, (2) which would become forfeitable by reason of a transfer or assignment, or (3) which may not be transferred without the consent, approval or waiver of a third party (including, without limitation, any Governmental Entity) if such transfer or attempted transfer would constitute a breach thereof or a violation of any law (any such asset being herein called a "Nonassignable Asset"), shall pass by virtue of this instrument, but Seller, either by itself or through an agent (which agent shall be Transferee, to the extent it may lawfully so act), shall take, in Seller's own rights, title and interest in, to and under any such Nonassignable Assets and Seller will cooperate in any reasonable arrangement requested by Transferee to provide Transferee with the benefits under such Nonassignable Assets as if such Nonassignable Assets had been assigned to Transferee, including enforcement for the benefit of Transferee, at Transferee's expense, of any and all rights of Seller against any other party thereto; provided, however, that Seller will not
                                        --------  -------
be obligated to pay any consideration therefor or to incur any additional liability or obligation in connection therewith or to remain secondarily liable thereon.

          Seller hereby irrevocably constitutes and appoints Transferee, to the extent that it may lawfully do so, with full power of substitution for Seller, and in its name, place and stead, but on behalf and for the benefit of Transferee, to demand and enforce payment and performance of any and all obligations, claims and demands of every conceivable kind included among the Assets; to demand, receive and enjoy the Assets; to give receipts and releases in respect to the same; to institute, prosecute, defend and compromise any and all proceedings at law, in equity, or otherwise, which Transferee may deem desirable in order to collect, assert, enforce, defend or enjoy the benefit of any claim, demand, right, title or interest of every conceivable kind with respect to the Assets; and to do any and all such acts and things in connection therewith as Transferee shall deem desirable. Seller hereby declares that the appointment of Transferee so made, and any and all powers so granted to it, are coupled with an interest, shall be irrevocable by Seller, and shall survive its dissolution or liquidation.

          Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnification's of Seller or Buyer set forth in the Asset Purchase Agreement, nor shall this Bill of Sale expand or enlarge any remedies under the Asset Purchase Agreement including, without limitation, any limits on indemnification specified therein. This Bill of Sale is intended only to effect the purchase of the Assets pursuant to the Asset Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Asset Purchase Agreement.

          The agreements, obligations, assumptions and covenants of Buyer and Seller under the Asset Purchase Agreement are not merged into this Bill of Sale and shall, to the extent provided in the Asset Purchase Agreement, survive the execution and delivery of this Bill of Sale, and the performance of the consummation of all transactions provided for in the Asset Purchase Agreement.

          This Bill of Sale shall be binding upon and enforceable against Seller, its successors and permitted assigns.

          This Bill of Sale shall be construed in accordance with and governed under the laws of the State of Colorado.

          IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale, all as of the date first above written.

                              IDS/JONES GROWTH PARTNERS
                              87-A, LTD.

                              By: JONES CABLE CORPORATION,
                                       managing general partner

                                  By:_______________________
                                  Name:
                                  Title: